UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒                     Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

Guardant Health, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required

☐	Fee paid previously with preliminary materials

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

505 Penobscot Drive

Redwood City, California 94063

April 28, 2022

Dear Guardant Stockholder:

We are pleased to invite you to attend the Guardant Health, Inc. 2022 Annual Meeting of Stockholders to be held on Wednesday, June 15, 2022, at 9:30 a.m. Pacific Time, virtually at www.virtualshareholdermeeting.com/GH2022.

Without a doubt, 2021 was a remarkable year for Guardant Health as we continue to lead the way in creating blood tests that help patients across all stages of cancer live longer and healthier lives. Last year, we launched three new products that are transforming cancer care including Guardant360 Response™ for treatment selection, Guardant Reveal™ for residual disease detection and recurrence monitoring, and Guardant 360 Tissue Next™ for when a tissue biopsy is needed. The U.S. Food and Drug Administration also granted regulatory approval of Guardant360® CDx as a companion diagnostic to identify non-small cell lung cancer (“NSCLC”) patients who may benefit from treatment with RYBREVANT™ (amivantamab-vmjw) and LUMAKRAS™ (sotorasib). Earlier this year, the Japanese Ministry of Health, Labour and Welfare granted regulatory approval of Guardant360® CDx in patients with advanced solid tumors and as a companion diagnostic to identify colorectal cancer patients who may benefit from treatment with Opdivo® (nivolumab) and NSCLC patients who may benefit from treatment with LUMAKRAS™ (sotorasib).

In addition to expanding our oncology portfolio, we continue to make great progress across our screening program. In 2022, Guardant Health will launch Guardant Shield™ LDT, the company’s first blood-based screening test to detect colorectal cancer, where today one in three adults is not getting the recommended screening. This test is also being studied in a large registrational trial to support its use in screening for lung cancer. With the launch of our first blood-based screening test in 2022, Guardant Health will become the first company to have offerings across the whole continuum of cancer care.

We also expanded our biopharma business, ending the year with over 100 partnerships to help bring the next generation of cancer therapeutics to patients sooner. In addition, we continued to expand our footprint internationally. In 2021, we announced that we are building two labs to expand our global laboratory network, one in Spain with Vall d’Hebron and other at The Royal Marsden in the UK.

As we embark on our ten-year anniversary, Guardant Health is well positioned to build on our expertise of bringing innovative products to market that help patients across all stages of cancer live longer and healthier lives. In recognition of our company’s evolution these past ten years, we have engaged in a company-wide introspective exercise of determining how our values have also evolved, never losing sight that each day starts and ends with putting the patient first. We want to thank our employees for their relentless commitment and hard work to bring this purpose to life. We also want to thank our business partners, healthcare providers, patients, the cancer community and our stockholders for your continued support and confidence in our efforts to transform cancer care.

We hope that you will join us at our 2022 Annual Meeting of Stockholders on June 15, 2022. Your continuing interest in Guardant Health is very much appreciated.

Sincerely,

Helmy Eltoukhy

Chairperson and Co-Chief Executive Officer

AmirAli Talasaz

Co-Chief Executive Officer

505 Penobscot Drive

Redwood City, California 94063

NOTICE OF 2022 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 15, 2022

To the Stockholders of Guardant Health, Inc.:

NOTICE IS HEREBY GIVEN that the 2022 Annual Meeting of Stockholders (the “Annual Meeting”) of Guardant Health, Inc., a Delaware corporation, will be held on Wednesday, June 15, 2022, at 9:30 a.m. Pacific Time, virtually at www.virtualshareholdermeeting.com/GH2022.

The Annual Meeting will be held for the following purposes:

1.

To elect the two Class I director nominees to serve on the Board of Directors of Guardant Health, Inc. for a three-year term expiring at the 2025 annual meeting of stockholders or until their successors have been elected and qualified. The two nominees for election to the Board of Directors are Vijaya Gadde and Myrtle Potter;

2.	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2022;

3.

To approve, on a non-binding advisory basis, the compensation of our named executive officers, as described in the “Compensation Discussion and Analysis,” executive compensation tables and accompanying narrative disclosures in our proxy materials; and

4.	To consider and take action upon such other matters as may properly come before the Annual Meeting or any adjournment or postponement thereof.

These matters are more fully described in our proxy materials accompanying this Notice.

We know of no other matters to come before the Annual Meeting. Only stockholders who owned shares of common stock of Guardant Health, Inc. at the close of business on April 18, 2022 are entitled to notice of and to vote on matters brought for vote at the Annual Meeting or at any postponements or adjournments thereof.

You are cordially invited to attend the meeting conducted via live webcast, by registering at www.virtualshareholdermeeting.com/GH2022. You will not be able to attend the Annual Meeting in person. Whether or not you expect to attend, the Board of Directors respectfully requests that you vote your shares of common stock in the manner described in this proxy statement. You may revoke your proxy in the manner described in this proxy statement at any time before it has been voted at the meeting. Regardless of the number of shares of common stock you own, as a stockholder your role is very important, and the Board of Directors strongly encourages you to exercise your right to vote.

By order of the Board of Directors of Guardant Health, Inc.,

John Saia

Senior Vice President, General Counsel and Corporate Secretary

Redwood City, California

April 28, 2022

PROXY STATEMENT

INFORMATION CONCERNING VOTING AND SOLICITATION

General

Your proxy is solicited on behalf of the Board of Directors (the “Board”) of Guardant Health, Inc., a Delaware corporation (as used herein, “Guardant,” ”Guardant Health,” “we,” “us” or “our”), for use at our 2022 annual meeting of stockholders (the “Annual Meeting”) to be held on Wednesday, June 15, 2022, at 9:30 a.m. Pacific Time, virtually at www. virtualshareholdermeeting.com/GH2022, or at any continuation, postponement or adjournment thereof, for the purposes discussed in this proxy statement and in the accompanying Notice of Annual Meeting and any other business properly brought before the Annual Meeting. Proxies are solicited to give all stockholders an opportunity to vote on matters properly presented at the Annual Meeting.

Virtual Annual Meeting. The Annual Meeting will be a virtual meeting of stockholders conducted via live audio webcast. You are invited to attend the Annual Meeting online. We believe that a virtual meeting provides expanded stockholder access and participation, as well as improved communications. You will be able to attend, vote and submit your questions online during the Annual Meeting. You will not be able to attend the Annual Meeting in person. Stockholders may attend the Annual Meeting online by logging into www. virtualshareholdermeeting.com/GH2022 using the 16-digit control number included on your Notice of Internet Availability of Proxy Materials, on your proxy card, or on the voting instruction form provided by your broker, bank or other nominee.

Notice and Access Proxy Delivery. We have elected to provide access to our proxy materials over the Internet. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials (the “Notice”) to most of our stockholders of record, and paper copies of the proxy materials to certain other stockholders of record. Brokers and other nominees who hold shares on behalf of beneficial owners will be sending their own similar Notice to such beneficial owners. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice or request to receive a printed set of the proxy materials. You can find instructions on how to request a printed copy by mail or electronically on the Notice and on the website referred to in the Notice, including an option to request paper copies on an ongoing basis. On or about April 28, 2022, we intend to make this proxy statement available on the Internet and to commence mailing of the Notice to all stockholders entitled to vote at the Annual Meeting. We intend to mail this proxy statement, together with a proxy card, to those stockholders entitled to vote at the Annual Meeting who properly request paper copies of such materials, within three business days of such request.

Important Notice Regarding the Availability of Proxy Materials for the 2022 Annual Stockholder Meeting to be Held on June 15, 2022

Our proxy statement and 2021 Annual Report are available at www.proxyvote.com. This website address contains: the Notice of Annual Meeting, the proxy statement and proxy card sample, and the 2021 Annual Report. You will need your 16-digit control number that is included on your Notice, on your proxy card, or on the voting instruction form provided by your broker, bank or other nominee, to access these materials. You are encouraged to access and review all of the important information contained in the proxy materials before voting.

Who Can Vote, Outstanding Shares

Record holders of our common stock as of the close of business on April 18, 2022, the record date for the Annual Meeting (the “Record Date”), are entitled to notice of and to vote at the Annual Meeting on all matters to be voted upon. As of the Record Date, there were 101,919,898 shares of our common stock outstanding. On each matter presented to our stockholders for vote, the holders of common stock are entitled to one vote per share held as of the Record Date.

Voting of Shares

The method of voting by proxy differs (1) depending on whether you are viewing this proxy statement on the Internet or receiving a paper copy and (2) for shares held as a record holder and shares held in “street name.”

Record Holder. If you hold your shares of common stock as a record holder and you are viewing this proxy statement on the Internet, you may vote by submitting a proxy over the Internet by following the instructions on the website referred to in the Notice previously mailed to you. If you hold your shares of common stock as a record holder and you are reviewing a paper copy of this proxy statement, you may vote your shares by completing, dating and signing the proxy card that was included with the proxy statement and promptly returning it in the preaddressed, postage paid envelope provided to you, or by submitting a proxy over the Internet or by telephone by following the instructions on the proxy card.

Hold in Street Name. If you hold your shares of common stock in street name, which means your shares are held of record by a broker, bank or nominee, you will receive a Notice from your broker, bank or other nominee that includes instructions on how to vote your shares. Your broker, bank or nominee will allow you to deliver your voting instructions over the Internet and may also permit you to vote by telephone. In addition, you may request paper copies of the proxy statement and proxy card from your broker by following the instructions on the Notice provided by your broker.

General. The Internet and telephone voting facilities will close at 11:59 p.m. EDT on June 14, 2022. If you vote through the Internet, you should be aware that you may incur costs to access the Internet, such as usage charges from telephone companies or Internet service providers and that these costs must be borne by you. If you vote by Internet or telephone, then you need not return a written proxy card by mail.

Voting at the Virtual Annual Meeting. To attend and vote at the Annual Meeting you need to access the meeting via live audio webcast at www.virtualshareholdermeeting.com/GH2022 using the 16-digit control number included on your Notice, on your proxy card or on the voting instruction form. Attendance at the Annual Meeting will not, by itself, result in any vote or revocation of a prior vote. You must follow the instructions at www.virtualshareholdermeeting. com/GH2022 to vote your shares at the Annual Meeting.

YOUR VOTE IS VERY IMPORTANT. You should submit your proxy even if you plan to attend the Annual Meeting online. If you properly give your proxy and submit it to us in time to vote, one of the individuals named as your proxy will vote your shares as you have directed.

All shares entitled to vote and represented by properly submitted proxies (including those submitted electronically, telephonically and in writing) received before the polls are closed at the Annual Meeting, and not revoked or superseded, will be voted at the Annual Meeting in accordance with the instructions indicated on those proxies. If no direction is indicated on a proxy, your shares will be voted as follows:

•	FOR the election of each of the two Class I nominees for director named in our proxy materials;

•	FOR the ratification of the appointment of Ernst & Young LLP (“Ernst & Young”) as our independent registered public accounting firm for our fiscal year ending December 31, 2022; and

•

FOR the approval, on a non-binding advisory basis, of the compensation of our named executive officers, as described in the “Compensation Discussion and Analysis,” executive compensation tables and accompanying narrative disclosures in our proxy materials.

The proxy gives each of Helmy Eltoukhy, AmirAli Talasaz and John Saia discretionary authority to vote your shares in accordance with their best judgment with respect to all additional matters that might come before the Annual Meeting.

If you receive more than one proxy card or Notice, it means you hold shares that are registered in more than one account. To ensure that all of your shares are voted, sign and return each proxy card or, if you submit a proxy by telephone or the Internet, submit one proxy for each proxy card or Notice you receive.

Revocation of Proxy

If your shares are held of record, you may change or revoke your proxy at any time before your proxy is voted at the Annual Meeting by taking any of the following actions:

•	timely delivering to our corporate secretary a signed written notice of revocation, bearing a date later than the date of the proxy, stating that the proxy is revoked;

•	signing and timely delivering a new paper proxy, relating to the same shares and bearing a later date than the original proxy;

•	submitting another proxy by telephone or over the Internet at or before 11:59 p.m. EDT on June 14, 2022 (your latest telephone or Internet voting instructions are followed); or

•	attending the Annual Meeting online and timely voting your shares at www. virtualshareholdermeeting.com/GH2022, although attendance at the Annual Meeting will not, by itself, revoke a proxy.

Written notices of revocation and other communications with respect to the revocation of proxies by record holders should be addressed to:

Guardant Health, Inc.

505 Penobscot Drive

Redwood City, CA 94063

Attention: Corporate Secretary

If your shares are held in the name of a broker, bank, or other nominee, you may change or revoke your voting instructions by following the instructions of your broker, bank, or other nominee contained on the Notice.

Broker Non-Votes

Brokers, banks or other nominees who hold shares of common stock in “street name” for a beneficial owner of those shares typically have the authority to vote in their discretion on “routine” proposals when they have not received instructions on how to vote on such matter from beneficial owners. However, brokers are not allowed to exercise their voting discretion with respect to the election of directors or for the approval of matters that are considered “non-routine” without specific voting instructions from the beneficial owner. If you hold your shares in street name and do not provide voting instructions to your broker on how to vote on the election of directors or other “non-routine” proposals, your broker cannot exercise discretion to vote you shares and your shares will be considered to be “broker non-votes” and will not be voted on such matters. Accordingly, if your broker holds your common stock in “street name,” your broker will vote your shares on the election of directors and other “non-routine” proposals only if you provide instructions to your broker on how to vote your shares by following the procedures outlined in the voting instruction form sent to you by your broker. Only Proposal No. 2 (ratifying the appointment of our independent registered public accounting firm) is considered a routine matter on which your broker may vote without instruction from you as the beneficial owner. Proposal No. 1 (election of directors) and Proposal No. 3 (advisory vote to approve named executive officer compensation) are considered non-routine matters, and without your instruction, your broker cannot vote your shares for either of Proposal No. 1 or Proposal No. 3.

Quorum and Votes Required

The inspector of elections appointed for the Annual Meeting will tabulate votes cast by proxy, telephone and via Internet at www.proxyvote.com as of 11:59 p.m. EDT on June 14, 2022 and at www.virtualshareholdermeeting.com/GH2022 during the Annual Meeting. The inspector of elections will also determine whether a quorum is present. In order to constitute a quorum for the conduct of business at the Annual Meeting, the holders of a majority of the shares of common stock issued and outstanding and entitled to vote at the Annual Meeting must be present or represented by proxy at the Annual Meeting. On the Record Date, there were 101,919,898 shares of common stock entitled to vote at the Annual Meeting. Shares that abstain from voting on any proposal, or that are represented by broker non-votes, will be treated as shares that are present and entitled to vote at the Annual Meeting for purposes of determining whether a quorum is present.

Proposal No. 1: Election of Directors. A plurality of the votes cast in the election of directors at the Annual Meeting is required for the election of directors. Accordingly, the two Class I director nominees receiving the highest number of “FOR” votes will be elected. If you abstain from voting on this proposal, it will have no effect. In addition, broker non-votes are considered votes not cast and thus will have no effect on the outcome of the election of directors.

Proposal No. 2: Ratification of Independent Registered Public Accounting Firm. The affirmative vote of the holders of a majority of the votes cast at the Annual Meeting is required for the ratification of the appointment of Ernst & Young as our independent registered public accounting firm. Thus, the number of votes “FOR” must exceed the number of votes “AGAINST.” Abstentions are considered to be votes not cast on this proposal and thus will have no effect. Brokers generally have discretionary authority to vote on the ratification of our independent registered public accounting firm, thus broker non-votes are not expected to result from the vote on Proposal No. 2. Any broker non-votes would be considered votes not cast and thus would have no effect.

Proposal No. 3: Advisory Vote to Approve Named Executive Officer Compensation. The affirmative vote of the holders of a majority of the votes cast at the Annual Meeting is required for determining approval on an advisory basis of the compensation of our named executive officers, as described in the “Compensation Discussion and Analysis,” executive compensation tables and accompanying narrative disclosures in our proxy materials. Abstentions and broker non-votes are considered to be votes not cast on this proposal and thus will have no effect. This vote is advisory and not binding on us, our Board, or our Compensation Committee.

In their discretion, the proxy holders named in the proxy are authorized to vote on any other matters that may properly come before the Annual Meeting and at any continuation, postponement or adjournment thereof. The Board knows of no other items of business that will be presented for consideration at the Annual Meeting other than those described in this proxy statement. In addition, no stockholder proposal or nomination was received on a timely basis, so no such matters may be brought to a vote at the Annual Meeting.

Vote Recommendation

Our Board of Directors unanimously recommends that you vote:

1.	FOR the election of each of the two Class I director nominees named in our proxy materials;

2.	FOR the ratification of the appointment of Ernst & Young as our independent registered public accounting firm for our fiscal year ending December 31, 2022; and

3.

FOR the approval, on a non-binding advisory basis, the compensation of our named executive officers, as described in the “Compensation Discussion and Analysis,” executive compensation tables and accompanying narrative disclosures in our proxy materials.

Details Regarding the Virtual Annual Meeting

Similar to last year, the Annual Meeting will again be held virtually this year via live interactive audio webcast on the Internet. You will be able to attend, vote and submit your questions during the Annual Meeting by logging onto www.virtualshareholdermeeting.com/GH2022. You will not be able to attend the Annual Meeting in person.

Access to the Annual Meeting

The live audio webcast of the Annual Meeting will begin promptly at 9:30 a.m. Pacific Time. Online access to the audit webcast will open approximately 15 minutes prior to the start of the Annual Meeting to allow time for our stockholders to log in and test their devices’ audio system. We encourage our stockholders to access the meeting in advance of the designated start time.

Log-In Instructions

Instructions on how to connect to the Annual Meeting, participate and demonstrate proof of stock ownership are posted on www.virtualshareholdermeeting.com/GH2022. To participate in the Annual Meeting, you will need to log-in using the 16-digit control number on your Notice, proxy card or voting instruction form.

Technical Assistance

Beginning 15 minutes prior to the start of and during the Annual Meeting, we will have a support team ready to assist stockholders with any technical difficulties they may have accessing or hearing the virtual meeting. If you encounter any difficulties accessing the virtual meeting during the check-in or meeting time, please call the technical support number that will be posted on the Virtual Shareholder Meeting log in page.

Submitting Questions at the Annual Meeting

Stockholders may submit questions and vote during the Annual Meeting on www. virtualshareholdermeeting.com/GH2022. You will need to enter the 16-digit control number received with your Notice, proxy card or voting instruction form as proof of stock ownership in order to be able to submit questions and vote at our Annual Meeting. After the business portion of the Annual Meeting concludes and the meeting is adjourned, we will hold a Q&A session during which we intend to answer the questions submitted during the Annual Meeting that are pertinent to us and that are submitted in accordance with the Rules of Conduct for the Annual Meeting, as time permits. The Rules of Conduct will be posted on the virtual meeting web portal. Substantially similar questions will be answered only once. To promote fairness, efficient use our resources and to ensure all stockholder questions are able to be addressed, we will respond to no more than two questions from a single stockholder.

Solicitation of Proxies

Our Board is soliciting proxies for the Annual Meeting from our stockholders. We will bear the entire cost of soliciting proxies from our stockholders. In addition to the solicitation of proxies by delivery of the Notice or proxy statement by mail, we will request that brokers, banks and other nominees that hold shares of our common stock, which are beneficially owned by our stockholders, send Notices, proxies and proxy materials to those beneficial owners and secure those beneficial owners’ voting instructions. We will reimburse those record holders for their reasonable expenses. We do not intend to hire a proxy solicitor to assist in the solicitation of proxies. We may use several of our regular employees, who will not be specially compensated, to solicit proxies from our stockholders, either personally or by telephone, Internet, facsimile or special delivery letter.

Stockholder List

A list of stockholders eligible to vote at the Annual Meeting will be available for inspection, for any purpose germane to the Annual Meeting, at our corporate headquarters for a period of no less than ten days prior to the Annual Meeting. Please contact our Corporate Secretary at CorpSecretary@guardanthealth.com if you are interested in viewing the list. The list of stockholders will also be made available on www.virtualshareholdermeeting.com/GH2022 during the Annual Meeting.

CORPORATE GOVERNANCE

Corporate Governance Focus and Stockholder Outreach

Over the course of the last year, the Board has been actively engaged in a comprehensive review of its corporate governance practices and in taking steps to strengthen and enhance those practices in response to stockholder feedback. These steps have included increasing the size of the Board from seven to nine directors and increasing the gender diversity of the Board (which now consists of four women directors). Most recently, the Board also made a number of meaningful enhancements to the Company’s corporate governance structure, including:

•

amending the Nominating and Corporate Governance Committee’s charter to enhance the committee’s oversight of (i) corporate social responsibility, including environmental, social and governance (“ESG”) matters, (ii) ethical compliance, including management’s efforts to monitor compliance with the Company’s Business Code of Conduct and Ethics (the “Code of Conduct”), and (iii) information technology and cybersecurity initiatives, particularly those that relate to healthcare regulatory compliance;

•

amending the Code of Conduct to increase the breadth and specificity of standards to be upheld by all directors, officers and employees of the Company, including adding and refining guidelines regarding conflicts of interest, business records, gifts and favors, antitrust practices, political contributions, environmental protection, and personal conduct and social media practices; and

•	expanding disclosure in the Annual Report on Form 10-K addressing the Company’s human capital management and its diversity, equality and inclusion initiatives.

We recognize the value of a robust stockholder outreach program. We engage in regular, constructive dialogue with our stockholders on matters relevant to our business, including corporate governance, executive compensation, strategy, ESG issues and human capital management. During the third and fourth quarters of 2021 and the first quarter of 2022, we contacted our top 75 stockholders, representing more than 86% of the Company’s outstanding shares of common stock. We ultimately spoke with 25 stockholders representing approximately 57% of the Company’s outstanding shares of common stock. We also engaged with the research teams at proxy advisory firms Institutional Shareholder Services Inc. and Glass Lewis & Co. to hear their feedback regarding our programs. Please see “Compensation Discussion and Analysis – Stockholder Outreach” for more details regarding our outreach, stockholder feedback and responses by the Board and its committees.

Board Composition

The Board currently has nine members. Effective as of the Annual Meeting, the Board has reduced the authorized number of directors eight members. Stanley Meresman has determined to not stand for re-election at the Annual Meeting when his current term as a Class I director expires.

Consistent with the Board’s commitment to Board refreshment and diversity, on August 4, 2021, Meghan Joyce was appointed to the Board as a Class II director to serve for a term expiring at our 2023 annual meeting of stockholders, and on October 15, 2021, Myrtle Potter was appointed to the Board as a Class I director to serve for a term expiring at our Annual Meeting.

The Board has carefully reviewed and considered the composition of its Board committees and has determined to adjust committee assignments as of May 1, 2022. As part of this review the Board determined that it is in the best interest of the Company and its stockholders to limit committee service as chairperson to only one committee at a time and to ensure that each of our newly appointed directors were given the opportunity to serve on two Board committees.

The following provides summary information about each continuing director and director nominee and reflects their committee assignments to be effective as of May 1, 2022. It also reflects our co-chief executive officers, and the appointment of Helmy Eltoukhy as our Chairperson (formerly held by AmirAli Talasaz), that were all effective as of August 5, 2021. The following table sets forth the committee memberships effective as of May 1, 2022, and other information concerning our current directors.

Name	Position	Age	Director Since	AC*	CC*	N&CG*

Helmy Eltoukhy	Chairperson & Co-Chief Executive Officer (“Co-CEO”)	43	2013

AmirAli Talasaz	Director & Co-CEO	42	2013

Bahija Jallal	Director	60	2019

Ian Clark	Lead Independent Director	61	2017

Meghan Joyce	Director	38	2021

Myrtle Potter	Director	63	2021

Samir Kaul	Director	48	2014

Stanley Meresman	Director	75	2018

Vijaya Gadde	Director	47	2020

  Chair         Member

AC Audit Committee CC Compensation Committee N&CG Nominating & Corporate Governance Committee

*Committee memberships to be effective May 1, 2022

The Board is divided into three classes (Class I, Class II and Class III) with staggered terms of three years each and holding office until his or her successor is duly elected and qualified, or until his or her earlier resignation or removal. The term of one class expires at each annual meeting of stockholders.

Statistics for Eight Continuing Directors and Director Nominees (As of Our Annual Meeting)

Independence	Gender Diversity	Racial / Ethnic Diversity	Tenure

75%	50%	37%	4.8 years

6 of 8 directors are independent	4 of 8 directors are female	3 of 8 directors are diverse	Average tenure of directors

In accordance with Nasdaq rules, the following Board Diversity Matrix sets forth the required diversity statistics for our existing directors:

Board Diversity Matrix (As of April 28, 2022)

Total Number of Directors:	9

	Female	Male	Non-Binary	Did Not Disclose Gender

Part I: Gender Identity

Directors	4	5	—	—

Part II: Demographic Background

African American or Black	1	—	—	—

Alaskan Native or Native American	—	—	—	—

Asian	1	1	—	—

Hispanic or Latino	—	—	—	—

Native Hawaiian or Pacific Islander	—	—	—	—

White	1	3	—	—

Two or More Races or Ethnicities	—	—	—	—

LGBTQ+			—

Did Not Disclose Demographic Background			2

Diversity of Skills and Expertise for Directors as of Our Annual Meeting

The skills matrix below identifies our continuing directors’ prominent experiences and qualifications by name. Each director brings his or her own unique background and range of expertise, knowledge and experience which provides an appropriate and diverse mix of qualifications necessary for our Board to effectively fulfill its oversight responsibilities. By its nature, the information contained in this summary is not intended to be exhaustive but aims to convey the general breadth of experience and qualifications that our directors bring to their work on our Board to oversee strategy, performance, culture and risk at the Company.

Board Skills of Eight Continuing Directors

Senior Executive Leadership	●	●	●	●	●	●	●	●

Other Public Company Board Experience			●	●	●	●		●

Corporate Strategy / M&A	●	●	●	●	●	●	●	●

Financial / Accounting or Audit Experience	●	●	●		●	●		●

Healthcare Industry Experience	●	●	●		●	●	●	●

Sales / Marketing Experience	●	●	●		●	●		●

Risk Management and Compliance	●	●	●	●	●	●		●

Sustainability and ESG			●	●	●	●		●

Cybersecurity / Technology		●		●		●	●	●

Global / International Experience	●	●	●	●	●			●

Our Nominating and Corporate Governance Committee (the “Governance Committee”) is responsible for determining Board membership qualifications and for selecting, evaluating and recommending to the Board nominees for annual election to the Board and to fill vacancies as they arise. When considering whether directors and nominees have the experience, qualifications, attributes or skills to enable the Board to satisfy its oversight responsibilities effectively in light of our business and structure, the Governance Committee and the Board evaluate each individual in the context of the Board as a whole, with the objective of assembling a team that can best perpetuate the success of the business and represent stockholder interests through the exercise of sound judgment using its diversity of experience, thought, backgrounds and cultures. Directors and nominees should have a high level of personal and professional integrity, strong ethics and values and the ability to make mature business judgments. The Governance Committee maintains Director Qualification Standards for selecting nominees and for considering stockholder recommended nominees, which are included in this proxy statement as Appendix A. In determining whether to recommend a director for re-election, the Governance Committee also considers the director’s past attendance at meetings and participation in and contributions to the Board’s activities. Our directors possess a range of diverse skills, backgrounds, experience and viewpoints that we believe are integral to an effective board of directors. Detailed information about each individual’s qualifications, experience, skills and expertise along with select professional and community contributions can be found in the section entitled “Proposal 1: Election of Directors” in this proxy statement. We believe that our directors provide an appropriate mix of experience, diversity and skills relevant to the size and nature of our business.

The Governance Committee is mindful of the policies regarding board service of certain investors and proxy advisory firms, which policies were developed due to concerns that “overboarded” directors face excessive time commitments and challenges in fulfilling their duties. Mr. Clark and Dr. Jallal may be deemed “overboarded” under certain policies. The Governance Committee reviewed and considered the contributions of Mr. Clark and Dr. Jallal to the Board and noted their strong attendance, preparedness and engagement at Board and committee meetings. The Governance Committee also noted Mr. Clark’s valuable and extensive public company director experience and expertise and Dr. Jallal’s extensive experience in the biopharmaceutical industry, in particular, her expertise in drug development and commercialization across global markets.

The Governance Committee will consider stockholder recommendations of candidates on the same basis as it considers all other candidates. Stockholders may propose director nominees by adhering to the advance notice procedures described in the section entitled “Other Matters: Stockholder Proposals and Nominations” in this proxy statement and must include all information as required under our Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) and Amended and Restated Bylaws (the “Bylaws”), and any other information that would be required to solicit a proxy under federal securities laws. We may request from the recommending stockholder or recommending stockholder group such other information as may reasonably be required to determine whether each person recommended by a stockholder or stockholder group as a nominee meets the minimum director qualifications established by our Board and is independent based on applicable laws and regulations. The Governance Committee may also establish procedures, from time to time, regarding submission of candidates by stockholders and others.

Director Independence

Our Governance Committee and our Board have undertaken a review of the Board’s composition, the composition of Board committees and the independence of each director. Based upon information concerning each director’s background, employment and affiliations, including family relationships, the Board has affirmatively determined that each of Ian Clark, Vijaya Gadde, Bahija Jallal, Meghan Joyce, Samir Kaul, and Myrtle Potter is independent, as defined under the applicable listing requirements and rules of the Nasdaq Global Select Market (“Nasdaq”) and the Securities and Exchange Commission (the “SEC”), and that each of them and their respective family members have no material relationship with us, commercial or otherwise, that would interfere with the exercise of their independent judgment in carrying out the responsibilities of a director. In addition, the Board affirmatively determined that Stanley Meresman, who served as a Class I director with a term expiring at the Annual Meeting and who is not standing for re-election, was an independent director under the listing requirements and rules of the Nasdaq and SEC, and that neither he nor his family members had a relationship with us that interfered with his independent judgment in carrying out the responsibilities of a director. Drs. Eltoukhy and Talasaz were determined to not be independent due to their service as our Co-CEOs. In making these determinations, the Board considered the current and prior relationships that each non-employee director has with us and all other facts and circumstances the Board deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director.

Board Leadership Structure

Our Board has determined that at this time it is in the best interests of the Company and our stockholders to have Helmy Eltoukhy, our Co-CEO, serve as our Chairperson of the Board, coupled with a strong lead independent director. Dr. Eltoukhy was appointed as Chairperson of the Board on August 5, 2021, succeeding AmirAli Talasaz in this role. We believe having one of our senior executives serve as Chairperson promotes responsibility and accountability, and that our Board benefits from having a Chairperson with his extensive understanding of our business and the unique challenges we face. The Board believes that this structure best facilitates consistent leadership direction and long-term strategic planning, while building a cohesive corporate culture that speaks with a single voice.

Our Board also recognizes the value and importance of a strong independent lead director with clearly delineated responsibilities. The independent directors have appointed Ian Clark to serve as our lead independent director.

As set forth in our Corporate Governance Guidelines, Mr. Clark, as our independent lead director, has clearly delineated and comprehensive duties, including:

•	presiding at all meetings of the Board at which the Chairperson is not present, including all executive sessions of the independent directors;

•	approving Board meeting schedules and agendas;

•	meeting in executive session without non-independent directors or management present on a regularly scheduled basis, but no less than twice per year; and

•	acting as the liaison between the independent directors and our Co-CEOs and Chairperson.

Our Board will continue to evaluate its leadership structure in order to ensure it aligns with and supports the evolving needs and circumstances of Guardant and its stockholders.

Corporate Governance Guidelines

Our Board has adopted corporate governance guidelines covering, among other things, the duties and responsibilities of and independence standards applicable to our directors and Board committee structures and responsibilities. These guidelines are available on the “Corporate Governance” section of our website at https://investors.guardanthealth.com.

Attendance by Members of the Board at Meetings

Our Board held 14 meetings and acted by written consent twice during the year ended December 31, 2021. During 2021, all of our then incumbent directors attended at least 75% of the combined total of (i) all Board meetings and (ii) all meetings of committees of the Board of which the incumbent director was a member. The membership of each standing committee in FY 2021 and the number of meetings held during FY 2021 are identified in the table below.

Director	Audit	Compensation	Governance
Helmy Eltoukhy
Ian Clark	✓	Chair
AmirAli Talasaz
Vijaya Gadde		✓
Bahija Jallal	✓		✓
Meghan Joyce	✓	✓
Samir Kaul		✓	Chair
Stanley Meresman	Chair		✓
Myrtle Potter	✓
Number of meetings held during FY 2021	4	5	4

Currently, we do not maintain a formal policy regarding director attendance at the Annual Meeting; however, it is expected that, absent compelling circumstances, each of our directors will attend our Annual Meeting. Each of our then-seven incumbent directors attended our 2021 Annual Meeting of Stockholders (the “2021 Annual Meeting”).

Executive Sessions

Our non-management directors meet regularly in executive sessions without management, to consider such matters as they deem appropriate. Our lead independent director, Mr. Clark, presides over all executive sessions.

Board Committees

We currently have three standing committees: Audit Committee, Compensation Committee and Governance Committee. From time to time, the Board may form a new committee or disband a current committee, depending on the circumstances. The charters of all three of our standing Board committees are available on our website under the “Corporate Governance – Governance Documents” section at https://investors.guardanthealth.com.

Audit Committee

For fiscal year 2021 and until our committee refreshment effective as of May 1, 2022, our Audit Committee has consisted of Stanley Meresman, Ian Clark, Bahija Jallal, Meghan Joyce and Myrtle Potter, with Mr. Meresman serving as chair. Ms. Joyce joined the Audit Committee upon her appointment to the Board effective August 4, 2021, and Ms. Potter jointed the Audit Committee upon her appointment to the Board effective October 15, 2021. Our Board has determined that each of these directors is independent as defined by the applicable rules of the Nasdaq and the SEC, and that each member of the Audit Committee meets the financial literacy and experience requirements of the applicable SEC and Nasdaq rules. In addition, our Board has determined that each of Messrs. Meresman and Clark, Mss. Joyce and Potter, and Dr. Jallal, is an “audit committee financial expert” as defined by the SEC. The Audit Committee met four times and did not act by written consent during the year ended December 31, 2021.

Effective as of May 1, 2022, our Audit Committee will be comprised of Stanley Meresman, as chair, Meghan Joyce and Myrtle Potter. Mr. Meresman’s service on the Board and Audit Committee will cease as of the Annual Meeting.

Our Audit Committee charter requires that the Audit Committee oversee our corporate accounting and financial reporting processes. The primary responsibilities and functions of our Audit Committee are, among other things, as follows:

•	appointing, approving the compensation of, and assessing the independence of, our independent registered public accounting firm;

•	overseeing the work of our independent registered public accounting firm, including through the receipt and consideration of reports from such firm;

•	reviewing and discussing with management and the independent registered public accounting firm our annual and quarterly financial statements and related disclosures;

•	monitoring our internal control over financial reporting and disclosure controls and procedures;

•	discussing our risk management policies;

•	reviewing and approving or ratifying any related person transactions; and

•	preparing the audit committee report required by SEC rules.

Compensation Committee

For fiscal year 2021 and until our committee refreshment effective as of May 1, 2022, our Compensation Committee has consisted of Ian Clark, Vijaya Gadde, Meghan Joyce, and Samir Kaul, with Mr. Clark serving as chair. Ms. Joyce joined the Compensation Committee upon her appointment to the Board effective August 4, 2021. Our Board has determined that each of Messrs. Clark and Kaul and Mss. Gadde and Joyce, is independent under Nasdaq rules and that each qualifies as a “non-employee director” under Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Compensation Committee met five times and acted by written consent once during the year ended December 31, 2021. Effective as of May 1, 2022, our Compensation Committee will be comprised of Vijaya Gadde, as chair, Samir Kaul and Myrtle Potter.

The Compensation Committee’s responsibilities include, among other things:

•	reviewing and approving, or recommending that our Board approve, the compensation of our Chief Executive Officer and our other executive officers;

•	reviewing and recommending to our Board the compensation of our directors;

•	selecting independent compensation consultants and advisers and assessing whether there are any conflicts of interest with any of the committees’ compensation advisers; and

•	reviewing and approving, or recommending that our Board approve, incentive compensation and equity plans.

Since early October 2019, the Compensation Committee has engaged Aon’s Human Capital Solutions Practice, a division of Aon plc (“Aon”) as independent compensation consultants to provide advice and guidance on the design of our executive compensation programs and practices. Aon attends Compensation Committee meetings when invited and meets with the Compensation Committee without management. Aon provides the Compensation Committee with third-party data and analysis as well as advice and expertise on competitive compensation practices and trends, executive compensation plans and program designs, and proposed executive and director compensation levels. Aon reports directly to the Compensation Committee and, as directed by the Compensation Committee, works with management and the chair of the Compensation Committee.

For 2021 compensation, Aon assisted the Compensation Committee with the following:

•	updating the peer group of companies for our executive and director compensation analysis;

•	updating company-wide market-based compensation guidelines;

•	updating company-wide market-based equity compensation guidelines for new hires and annual grants; and

•	reviewing executive compensation market-based benchmarking data.

The Compensation Committee regularly reviews the services provided by its outside consultants, and it has assessed the independence of Aon consistent with SEC rules and Nasdaq listing standards. In doing so, the Compensation Committee considered each of the factors set forth by the SEC and Nasdaq with respect to a compensation consultant’s independence. The Compensation Committee also considered the nature and amount of work performed for the Compensation Committee and the fees paid for those services in relation to the firm’s total revenues. On the basis of its consideration of the foregoing and other relevant factors, the Compensation Committee has determined that Aon is independent, and that no conflicts of interest exist between the Company and Aon.

Nominating and Corporate Governance Committee

For fiscal year 2021 and until our committee refreshment effective as of May 1, 2022, our Governance Committee consists of Samir Kaul, Stanley Meresman and Bahija Jallal, with Mr. Kaul serving as chair. Our Board has determined that each of Messrs. Kaul and Meresman, and Dr. Jallal, is independent under Nasdaq rules. The Governance Committee met four times and acted by written consent once during the year ended December 31, 2021. Effective as of May 1, 2022, the Governance Committee will be comprised of Ian Clark, as chair, Bahija Jallal and Meghan Joyce.

In response in part to stockholder feedback, the Board recently reviewed and enhanced the oversight responsibilities of the Governance Committee. The Governance Committee’s responsibilities include, among other things:

•	identifying individuals qualified to become Board members;

•	recommending to our Board the persons to be nominated for election as directors and to each of the Board’s committees;

•	reviewing and making recommendations to the Board with respect to management succession planning;

•	reviewing and making recommendations to the Board with respect to corporate social responsibility, including ESG matters;

•	reviewing and discussing with management our information technology initiatives, particularly those that relate to healthcare regulatory compliance;

•	overseeing management’s efforts to monitor our internal control over our Code of Conduct;

•	developing and recommending to the Board corporate governance principles; and

•	overseeing a periodic evaluation of the Board and management.

Risk Oversight

The Audit Committee of the Board is primarily responsible for overseeing our risk management processes on behalf of the Board. The Audit Committee receives reports from management on at least a quarterly basis regarding our assessment of risks. In addition, the Audit Committee reports regularly to the Board, which also considers our risk profile, about material issues affecting the quality or integrity of our financial statements, compliance with legal or regulatory requirements, the performance or independence of the independent auditor, the performance of the Company’s internal audit function, and other matters that the Audit Committee deems appropriate. The Audit Committee and the Board focus on the most significant risks we face and our general risk management strategies. While the Board oversees our risk management, management is responsible for day-to-day risk management processes. Our Board expects management to consider risk and risk management in each business decision, to proactively develop and monitor risk management strategies and processes for day-to-day activities and to effectively implement risk management strategies adopted by the Audit Committee and the Board. We believe this division of responsibilities is the most effective approach for addressing the risks we face and that our Board’s leadership structure, which also emphasizes the independence of the Board in its oversight of its business and affairs, supports this approach. The standing committees of the Board retain primary responsibility for risk oversight in the following key areas:

Audit Committee	Overseeing financial risk, capital risk, related party transactions, financial compliance risk and internal controls over financial reporting.

Compensation Committee	Overseeing our risks related to our compensation philosophy and practices and evaluating the balance between incentives and rewards.

Governance Committee

Evaluating director independence, the effectiveness of our Corporate Governance Guidelines and Code of Conduct, reviewing our ESG strategy and information technology initiatives, particularly those that relate to healthcare regulatory compliance, and overseeing management’s succession planning.

Each of our committees periodically provide updates to the Board regarding significant risk management issues and management’s response.

Business Code of Conduct and Ethics

We have adopted a written Code of Conduct that applies to our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. In February 2022, our Board amended the Code of Conduct to increase the breadth and specificity of standards to be upheld by all directors, officers and employees of the Company, including adding and refining guidelines regarding conflicts of interest, business records, gifts and favors, antitrust practices, political contributions, environmental protection, and personal conduct and social media practices. We have posted a current copy of the code on our website, https://investors.guardanthealth.com. In addition, we intend to post on our website all disclosures that are required by law or the listing standards of Nasdaq concerning any amendments to, or waivers from, any provision of the code.

Environmental, Social and Governance

Guardant’s Values. This year marks the tenth anniversary of Guardant Health. As we were approaching our anniversary, we knew we needed to evolve our values to reflect the future growth of the organization and to be intentional with our culture. Our core values guide what we do each and every day in pursuit of our mission. We embarked on a six-month journey that involved working with senior leaders and identifying culture champions across the organization who understand the company culture and how work gets done. We held several working sessions and gained valuable insights and opinions from our senior leaders and culture champions until we landed on values that are actionable, easy to articulate and relevant to everyone across the company. At the beginning of the process, we identified the following criteria that our values and behaviors should reflect: they should be relevant to all employees, capable of being trained and developed, and are instantly “gettable” behaviors and actions are obvious. Nevertheless, as our company and our values have evolved, we have never wavered from our commitment to putting the patient first. We have selected and defined the following core values:

Environmental, Social and Governance (ESG) Commitment. Our vision is to transform the biotechnology industry by creating impactful diagnostic tools that will be affordable and accessible to far more patients around the world. We are driven by an intense passion to dramatically change the course of cancer patients’ journeys. Our frustration with the data-starved status quo and our strong desire to improve human health shapes our unique culture. Our mission — to conquer cancer — is at the heart of our ESG commitment and fully integrated into our business strategy.

Guided by our core values, our commitment to advancing breakthrough science and giving patients the opportunity to live healthier lives are central to how we operate and are foundational to our approach to corporate responsibility. We believe that to serve patients well, it is important to also act responsibly in our relationships with our employees, our communities and the environment. Therefore, we are committed to: (1) providing meaningful work and development opportunities to our employees; (2) striving to recruit, hire and retain a talented and diverse team of people who align with our values and fostering a diverse, inclusive, and equitable workplace; (3) conducting our business with the highest professional and ethical standards and operating with integrity and mutual respect; (4) maintaining a well-developed environmental, health and safety program, which is reinforced through rigorous policies, education and engagement of our employees and internal and external periodic audits; (5) making it easy and affordable to complete our tests; and (6) investing in environmental sustainability and responsible supply chain operations.

We expect to release our first ESG annual report in the first half of 2023.

Grants and Giving. We sponsor and support numerous non-profits and patient advocacy groups and our employees donate their time. Our contributions help to support the work of non-profit organizations of all sizes, working in areas such as cancer research and patient support, community wellness and scientific education, and supporting the mission to accelerate access to innovation for cancer patients.

Safety and Wellness. We are committed to providing a safe and secure work environment and maintaining environmental, health and safety policies that seek to promote the health and safety of our employees and patients. We mandate continual training programs, and we have a robust employee wellness program that recognizes and supports the importance of personal health and work-life balance. We are committed to rewarding, supporting, and developing the employees who make it possible to deliver on our strategy. To that end, we offer a comprehensive total rewards package that includes market-competitive fixed and/or variable pay, broad-based equity grants and bonuses, access to medical, dental, vision and life insurance benefits, disability coverage, fertility subsidies, retirement savings plans, paid time off and family leave, caregiving support, fitness, cellphone and internet reimbursements, and mental health and other wellness benefits.

Governance. We evaluate input from our stockholders and consider their independent oversight of management and our long-term strategy. As part of our commitment to constructive engagement with investors, we evaluate and respond to the views voiced by our stockholders. Our dialogue has led to enhancements in our corporate governance, ESG, and executive compensation activities, which we believe are in the best interest of the Company and our stockholders.

In February 2022, our Board amended our Governance Committee Charter to enhance the Governance Committee’s oversight of corporate social responsibility, including ESG policies and practices.

Communications with our Board

Any interested person, including any stockholder, may communicate with our Board by written mail addressed to Guardant Health, Inc. Board of Directors, c/o Corporate Secretary,

505 Penobscot Drive, Redwood City, California 94063. We encourage stockholders to include proof of ownership of our stock in their communications. The corporate secretary will review the communications and forward them to the Board or the relevant committee of the Board, unless the communication is primarily commercial in nature, relates to an improper or irrelevant topic, or is unduly hostile, threatening, illegal or otherwise inappropriate.

DIRECTOR COMPENSATION

Our Director Compensation Program is intended to fairly compensate our non-employee directors for the time and effort necessary to serve on our Board, in a manner that is competitive and serves the best interests of the Company and our stockholders.

Process for Determining Director Compensation. Decisions regarding the non-employee director compensation program are approved by our full Board based on recommendations by the Compensation Committee. The Compensation Committee reviews the total compensation of our non-employee directors and each element of our director compensation program each year, with this review usually scheduled before our annual stockholder meeting. The Compensation Committee consults with its independent compensation consultant periodically as to the competitive position of our director compensation program, both in terms of the compensation amount and with respect to the program’s design, against those of our peers (information about our peer group is on page 45).

The Board adopted its current equity-only compensation program, described below, effective as of June 12, 2020, the date of our 2020 annual stockholders’ meeting. The compensation for our Board members is aligned with long-term value creation because it consists solely of stock option and restricted stock unit awards that do not vest as to any of the underlying shares until one-year after the grant date. By using a program that is entirely based on stock awards, the Board has established that a compensation program that fully aligns their interests with those of our stockholders. Our directors do not receive cash compensation for their service as directors, but we pay their reasonable expenses incurred for attending meetings. The Compensation Committee did not recommend to the Board any adjustments to our director compensation program for 2021.

The following is a summary of our director compensation program that was adopted in June 2020 and remained in effect for 2021:

Initial Awards (each, an “Initial Award”)

•

stock option award with an aggregate value of $362,500 (determined by dividing the value of the award by the per share Black-Scholes valuation as of the applicable grant date) and an exercise price equal to the fair market value of our common stock on the date of grant; and

•	restricted stock unit award with an aggregate value of $362,500 (determined by dividing the value by the fair market value of our common stock on the applicable grant date).

Annual Awards (each, an “Annual Award”)

•

stock option award with an aggregate value of $212,500 (determined by dividing the value of the award by the per share Black-Scholes valuation as of the applicable grant date) and an exercise price equal to the fair market value of our common stock on the date of grant; and

•	restricted stock unit award with an aggregate value of $212,500 (determined by dividing the value by the fair market value of our common stock on the applicable grant date).

Annual Lead Independent Director Award (each, a “LID Award”)

•	restricted stock unit award with an aggregate value of $45,000 (determined by dividing the value by the fair market value of our common stock on the applicable grant date).

The Initial Award is granted to each non-employee director who is initially elected or appointed to serve on the Board and each Initial Award vests and becomes exercisable (as applicable) as to 25% of the shares subject to such award on the first anniversary of the director’s election to the Board, and as to the remaining 75% of the shares subject to the Initial Award in substantially equal installments on each monthly anniversary of the director’s election to the Board thereafter, subject to continued service through the applicable vesting date.

The Annual Award is granted on the date of each annual stockholders’ meeting to non-employee directors who have served on the Board for at least six months prior to the date of such annual stockholders’ meeting. Each Annual Award vests and become exercisable (as applicable) in full on the earlier to occur of (i) the one-year anniversary of the applicable grant date and (ii) the date of the next annual meeting of the Company’s stockholders following the grant date, subject to continued service through the applicable vesting date.

The LID Award is granted on the date of each annual stockholders’ meeting to the non-employee director who has served on the Board for at least six months as of the date of such annual stockholders’ meeting and who will also serve as Lead Independent Director of the Board immediately following such meeting. Each LID Award will vest in full on the earlier to occur of (i) the one-year anniversary of the applicable grant date and (ii) the date of the next annual meeting of the Company’s stockholders following the grant date, subject to continued service through the applicable vesting date. Our Board decided that the additional LID Award is appropriate given the significant role and scope of the responsibilities of the Board’s Lead Independent Director, such as responsibilities related to leading meetings of independent directors, providing input on meeting agendas, advising our co-CEOs as to quantity, quality and timeliness of information and materials, providing feedback to our co-CEOs on the co-CEOs’ evaluation, and leading the Board evaluation process.

In addition, each Initial Award, Annual Award and LID Award will vest in full immediately prior to the director’s death, disability, termination without cause, or a change in control (as defined in the 2018 Incentive Award Plan (the “2018 Plan”)).

Any compensation payable to a director will comply with the director annual compensation limit set forth in our 2018 Plan (currently, an annual limit of $750,000 per director).

Director Compensation Table. The following table contains information concerning the compensation received by our non-employee directors during the year ended December 31, 2021. Directors who are also employees do not receive compensation for service on our Board (in addition to the compensation payable for their service as our employees). Drs. Eltoukhy and Talasaz are not included in the table below because they did not receive any additional compensation for their service on our Board. Drs. Eltoukhy’s and Talasaz’s 2021 compensation is presented in the Summary Compensation Table found on page 60.

On August 4, 2021, Meghan Joyce was appointed to the Board as a Class II director to serve for a term expiring at our 2023 annual meeting of stockholders. Ms. Joyce received her Initial Award on August 4, 2021 in connection with her initial appointment to the Board. On October 15, 2021, Myrtle Potter was appointed to the Board as a Class I director to serve for a term expiring at our Annual Meeting. Ms. Potter received her Initial Award on November 8, 2021 in connection with her initial appointment to the Board.

2021 DIRECTOR COMPENSATION TABLE

Name	Stock Awards (1)(3) ($)	Option Awards (2)(3) ($)	Total ($)
Ian Clark	257,584	212,544	470,128
Vijaya Gadde	212,583	212,544	425,127
Bahija Jallal	212,583	212,544	425,127
Meghan Joyce	362,612	358,724	721,336
Samir Kaul	212,583	212,544	425,127
Stanley Meresman	212,583	212,544	425,127
Myrtle Potter	362,542	367,197	729,739

(1)

The amounts shown in the Stock Awards column reflects the aggregate grant date fair value of the restricted stock units (“RSUs”) awarded to our directors, computed in accordance with Topic 718, excluding the effect of estimated forfeitures, based on the closing price of a share of our common stock as reported on Nasdaq on the dates of grant of (i) $117.19 on June 16, 2021 for the RSUs granted to Messrs. Clark, Kaul and Meresman, Ms. Gadde, and Dr. Jallal, and (ii) $113.85 on August 4, 2021 for the RSUs granted to Ms. Joyce, and (iii) $110.43 on November 8, 2021 for the RSUs granted to Ms. Potter.

(2)

The amounts shown in the Option Awards column represent the aggregate grant date fair value of stock options computed in accordance with Topic 718. Valuations of options were determined using the Black-Scholes option pricing model. For information regarding assumptions, factors and methodologies used in our computations pursuant to Topic 718, see Note 12 to our consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2021.

(3)	The non-employee directors held the following outstanding RSUs and stock options as of December 31, 2021:

Name	RSUs	Stock Options
Ian Clark	2,198	6,466
Vijaya Gadde	4,754	11,039
Bahija Jallal	2,760	12,501
Meghan Joyce	3,185	5,350
Samir Kaul	1,814	10,230
Stan Meresman	1,814	34,901
Myrtle Potter	3,283	5,613

PROPOSAL 1

ELECTION OF DIRECTORS

Board Nominees

Pursuant to our Certificate of Incorporation and our Bylaws, the total number of directors constituting the Board is fixed from time to time by the Board. There are currently nine authorized directors and nine persons serving as directors. The Board has reduced the authorized number of directors effective as of the Annual Meeting to eight members.

The Board is divided into three classes (Class I, Class II and Class III) with staggered terms of three years each and holding office until his or her successor is duly elected and qualified, or until his or her earlier resignation or removal Each class contains as nearly as possible an equal number of directors. The term of one class expires at each annual meeting of stockholders; thus, directors typically stand for election after three years, unless they are filling an unexpired term. The current term of office of our Class I Directors expires at the Annual Meeting, while the term for our Class II Directors will expire at our 2023 annual meeting of stockholders and the term for our Class III Directors expires at our 2024 annual meeting of stockholders. On August 4, 2021, Meghan Joyce was appointed to the Board as a Class II director to serve for a term expiring at our 2023 annual meeting of stockholders. On October 15, 2021, Myrtle Potter was appointed to the Board as a Class I director to serve for a term expiring at our Annual Meeting. As a Class I director, Mr. Meresman will not stand for reelection at the Annual Meeting and therefore his term will expire at the Annual Meeting.

Based upon the recommendation of our Governance Committee, the Board has nominated Vijaya Gadde and Myrtle Potter, each a current Class I Director, for re-election at the Annual Meeting. Each director elected at the Annual Meeting will serve a three-year term expiring at the 2025 annual meeting of stockholders and until his or her successor is duly elected and qualified as a Class I Director, or until his or her earlier death, resignation or removal. At the Annual Meeting, proxies cannot be voted for a greater number of individuals than the two nominees named in this proxy statement.

The Board and the Governance Committee believe the skills, qualities, attributes and experience of our directors provide us with business acumen and a diverse range of perspectives to engage each other and management to effectively address our evolving needs and represent the best interests of our stockholders.

Vacancies on the Board, including any vacancy created by an increase in the size of the Board, may be filled only by a majority of the directors remaining in office, even though less than a quorum of the Board, or a sole remaining director. A director elected by the Board to fill a vacancy will serve until the next election of the class of directors for which such director was chosen and until such director’s successor is elected and qualified, or until such director’s earlier retirement, resignation, disqualification, removal or death.

If any nominee should become unavailable for election prior to the Annual Meeting, an event that currently is not anticipated by the Board, the proxies will be voted in favor of the election of a substitute nominee or nominees proposed by the Board or the number of directors may be reduced accordingly. Each nominee has agreed to serve if elected and the Board has no reason to believe that any nominee will be unable to serve.

Information about Class I Director Nominees

Set forth below is biographical information for each nominee and a summary of the specific qualifications, attributes, skills and experiences which led the Board to conclude that each nominee should serve on the Board at this time.

Vijaya Gadde Chief Legal Officer of Twitter, Inc. Current Committee Assignments: • Compensation Committee

Ms. Gadde has served as a member of our Board since June 2020. Ms. Gadde has served as the Chief Legal Officer of Twitter, Inc., a global platform for public self-expression and conversation in real time, since February 2018 and Secretary since August 2013 leading its legal, public policy, and trust and safety teams globally. Prior to her current role at Twitter, Inc., Ms. Gadde served as its General Counsel from 2013 to 2018, its head of communications from 2015 to 2016 and as its Director, Legal from 2011 to 2013.

Ms. Gadde currently serves on the Board of Trustees of NYU Law School and the Board of Directors of Planet Labs PBC, as well as Mercy Corps, a global humanitarian aid and development organization that partners with communities, corporations and governments. Ms. Gadde also co-founded #Angels, an investment collective focused on funding diverse and ambitious founders pursuing bold ideas.

Previously, from 2010 to 2011, Ms. Gadde served as Senior Director, Legal at Juniper Networks, Inc., a provider of network infrastructure products and services. From 2000 to 2010, Ms. Gadde was an attorney at Wilson Sonsini Goodrich & Rosati, P.C. Ms. Gadde earned a J.D. from New York University School of Law and a B.S. in industrial and labor relations from Cornell University.

We believe that Ms. Gadde is qualified to serve as a member of our Board due to her deep public company experience, in addition to her executive leadership experience and significant legal, public policy and regulatory expertise.

New Committee Assignments, Effective May 1, 2022:

•  Compensation Committee (Chair)

Myrtle Potter Chief Executive Officer of Sumitovant Biopharma, Inc. Current Committee Assignments: • Audit Committee

Ms. Potter has served as a member of our Board since October 2021. Ms. Potter has served as the Chief Executive Officer of Sumitovant Biopharma, Inc., a subsidiary of Sumitovant Biopharma Ltd., since December 2019. Previously, from 2018 to 2019, Ms. Potter served as Vant Operating Chair at Roivant Sciences, Inc., and as Chief Executive Officer of Myrtle Potter & Company, LLC from 2005 to 2018. From 2000 to 2004, Ms. Potter served as Chief Operating Officer at Genentech, Inc., and from 2004 to 2005, she served as the President, Commercial Operations and Executive Vice President of Genentech. Prior to joining Genentech, she held various positions, including President, U.S. Cardiovascular/Metabolics at Bristol-Myers Squibb, and a vice president at Merck & Co.

Ms. Potter currently serves as chairman of the board of directors of Myovant Sciences, Ltd., including as a member of its nominating and governance committee, and also serves on the board of directors of Liberty Mutual Holding Company, Inc. Ms. Potter previously served on the boards of Urovant Sciences Ltd. from 2018 to 2021, Axsome Therapeutics, Inc. from 2017 to 2020, Immunovant, Inc. from 2019 to 2020, Axovant Gene Therapies Ltd. from 2018 to 2020, Arbutus Biopharma Corporation from 2018 to 2020, Insmed Incorporated from 2014 to 2018, and Rite Aid Corporation from 2013 to 2018. Ms. Potter holds a Bachelor of Arts Degree from The University of Chicago.

We believe that Ms. Potter is qualified to serve as a member of our Board due to her years of experience in the biotechnology industry, including extensive commercial and operational experience leading pharmaceutical companies in bringing new therapies to market and her extensive experience serving on boards of public companies.

New Committee Assignments, Effective May 1, 2022:

•  Audit Committee

•  Compensation Committee

Information about Other Directors Not Standing for Election at this Meeting

Directors who will continue to serve after the Annual Meeting are listed below.

Class II Director with Term Expiring at the 2023 Annual Meeting

Ian Clark Retired Chief Executive Officer of Genentech Inc. Current Committee Assignments: • Compensation Committee (Chair) • Audit Committee

Mr. Clark has served as a member of our Board since January 2017 and is our lead independent director. Mr. Clark currently serves on the boards of directors of Agios Pharmaceuticals, Inc., AVROBIO, Inc., Corvus Pharmaceuticals, Inc., Olema Oncology and Takeda Pharmaceutical Company Limited.

Previously, Mr. Clark served on the board of directors of Forty Seven Inc. from May 2018 to April 2020, and on the board of directors of Shire Pharmaceuticals, Inc. from February 2017 to January 2019. He served on the board of directors and audit committee of Kite Pharma, Inc. from January 2017 to October 2017.

He served as Chief Executive Officer of Genentech Inc. from January 2010 to December 2016. Prior to that, he was the Executive Vice President and Chief Marketing Officer of the Roche Group from April 2009 to December 2009. Prior to his time at the Roche Group, Mr. Clark held several senior management positions at Genentech Inc. from January 2003 to March 2009, including Head of Global Product Strategy, Chief Marketing Officer, Senior Vice President, General Manager of BioOncology and Executive Vice President, Commercial Operations. Before joining Genentech Inc., Mr. Clark spent 23 years in the biopharmaceutical industry in senior roles at Novartis International AG, Ivax Pharmaceuticals, Inc. and Sanofi S.A. in the United Kingdom, France and Eastern Europe. He started his career at G.D. Searle, LLC, a subsidiary of Monsanto Corporation, holding positions in sales and marketing. Mr. Clark received a B.S. degree in Biology from South Hampton University.

We believe that Mr. Clark is qualified to serve as a member of our Board due to his vast experience in the biopharmaceutical industry, combined with his experience serving on the boards of directors of multiple public and private companies.

New Committee Assignments, Effective May 1, 2022:

•  Nominating and Corporate Governance Committee (Chair)

Meghan Joyce Independent Advisor Current Committee Assignments: • Audit Committee • Compensation Committee

Ms. Joyce has served as a member our Board since August 2021. She currently serves as an independent advisor to select high growth organizations in the healthcare and consumer space. Previously, from September 2019 to April 2022, Ms. Joyce served as Chief Operating Officer and Executive Vice President of Platform at Oscar Health, a high-growth health tech and health insurance company, where she led operations, technology, clinical, marketing, and new business lines.

Prior to joining Oscar Health, from 2013 to 2019, Ms. Joyce has held several leadership roles at Uber Technologies, most recently as Regional General Manager of the United States and Canada. Ms. Joyce has previously served as a Senior Policy Advisor at the United States Department of the Treasury, an investor at Bain Capital, and a consultant at Bain & Company. She holds an M.B.A degree from Harvard Business School and an A.B. degree in History from Harvard College.

Ms. Joyce currently serves as a member of the Board of Directors of The Boston Beer Company, where she sits on the Audit Committee and chairs the Nominating and Governance Committee.

We believe that Ms. Joyce is qualified to serve as a member of our Board due to her extensive experience in business strategy, managing growth, financial modeling, implementation of new technologies, and management and retention of diverse employee groups.

New Committee Assignments, Effective May 1, 2022:

•  Audit Committee

•  Nominating and Corporate Governance Committee

Samir Kaul General Partner at Khosla Ventures Current Committee Assignments: • Nominating and Corporate Governance Committee (Chair) • Compensation Committee

Mr. Kaul has served as a member of our Board since April 2014. Mr. Kaul has been a General Partner at Khosla Ventures, a venture capital firm focusing on technology investing, since February 2006.

Mr. Kaul currently serves as a member of the Board of Directors of Vicarious Surgical Inc., Khosla Ventures Acquisition Co., Khosla Ventures Acquisition Co. III and Jack Creek Investment Corp. Previously, Mr. Kaul served as a member of the board of directors of Khosla Ventures Acquisition Co. II from March 2021 to November 2021 (merged with Nextdoor Holdings Inc.), Gevo, Inc. from March 2013 to May 2014 and Amyris, Inc. from May 2006 to May 2012. Prior to that, Mr. Kaul was a member of Flagship Pioneering Inc., a venture capital firm, from June 2002 to May 2006. Prior to that, Mr. Kaul worked at the Institute for Genomic Research. Mr. Kaul holds a B.S. degree in Biology from the University of Michigan, an M.S. degree in Biochemistry from the University of Maryland and an M.B.A. degree from Harvard Business School.

We believe that Mr. Kaul is qualified to serve as a member of our Board due to his wide-ranging experience in technology companies and insight in the management of startup companies and the building of companies from early stage to commercial scale.

New Committee Assignments, Effective May 1, 2022:

•  Compensation Committee

Class III Director with Term Expiring at the 2024 Annual Meeting

Helmy Eltoukhy Co-Chief Executive Officer at Guardant Health, Inc.

Dr. Eltoukhy is our co-founder and has served as our CEO and a member of our Board since January 2013. On August 5, 2021, Dr. Eltoukhy was appointed as Chairperson of our Board and Co-CEO.

Prior to co-founding our company in 2013, Dr. Eltoukhy held various positions at Illumina, Inc. from August 2008 to December 2012, including Senior Director of Advanced Technology Research, where he developed novel chemistries, hardware and informatics for genetic analysis systems. In June 2007, he co-founded Avantome Inc. to commercialize semiconductor sequencing to help speed up the democratization of high throughput DNA sequencing and served as Chief Executive Officer until its acquisition by Illumina in August 2008. He joined the Stanford Genome Technology Center as a post-doctoral fellow in 2006 to work on low-cost DNA sequencing technologies. During his doctoral studies and at the Stanford Genome Technology Center, he developed the first semiconductor sequencing platform and first base-calling algorithm for next-generation sequencing under several National Human Genome Research Institute grants. He received his Ph.D., M.S. and B.S. degrees in electrical engineering from Stanford University.

We believe that Dr. Eltoukhy is qualified to serve as Chairperson of our Board due to his extensive knowledge of our company as co-founder and Co-CEO and his experience in the life sciences and biotechnology industries.

Bahija Jallal Chief Executive Officer at Immunocore Limited Current Committee Assignments: • Audit Committee • Nominating and Corporate Governance Committee

Dr. Jallal has served as a member of our Board since April 2019. Dr. Jallal has served as the Chief Executive Officer of Immunocore Limited, a T cell receptor biotechnology company, since January 2019.

Dr. Jallal has been a member of the boards of directors of Immunocore Limited since January 2019 and of Anthem, Inc. since February 2018, and also serves on the audit committee for Anthem. Additionally, she is a member of the Board of Trustees of Johns Hopkins University and UMB Health Sciences Research Park Corporation and Past President of the Association for Women in Science.

Dr. Jallal served as Executive Vice President of AstraZeneca PLC, a pharmaceutical and biopharmaceutical company, from October 2013 to January 2019, and President of MedImmune, a subsidiary of AstraZeneca, from January 2013 to January 2019. She joined MedImmune in 2006 and held various research and development positions, including Senior Vice President, Research and Development, from 2010 to 2013. She received her Ph.D. degree in physiology and DEA degree in physiology and biology from the Université de Paris VI, and her AEA degree in plant physiology and M.S. degree in biology from the Université de Paris VII.

We believe that Dr. Jallal is qualified to serve as a member of our Board due to her extensive experience in the biopharmaceutical industry, in addition to her service as an executive at a number of companies.

New Committee Assignments, Effective May 1, 2022:

•  Nominating and Corporate Governance Committee

AmirAli Talasaz Co-Chief Executive Officer at Guardant Health, Inc.

Dr. Talasaz is our co-founder and served as Chairperson of our Board, President and COO from January 2013 until August 2021. On August 5, 2021, the Company appointed Dr. Talasaz as Co-CEO of the Company. On the same day, Dr. Talasaz resigned his position as Chairperson of the Board and as President and Chief Operating Officer of the Company. Dr. Talasaz will retain his position as a member of our Board.

Prior to co-founding our company in 2013, Dr. Talasaz held various positions at Illumina, Inc., including Senior Director of Diagnostics Research from October 2011 to June 2012, where he led the efforts for emerging clinical applications of next-generation genomic analysis. During that time, he developed different genomic technologies suitable for clinical applications. In March 2008, he founded Auriphex Biosciences, Inc., which focused on purification and genetic analysis of circulating tumor cells for cancer management. The technology was acquired by lllumina, Inc. in 2009. During his academic years, he led the Technology Development group at the Stanford Genome Technology Center. He received his Ph.D. degree in electrical engineering, M.S. degree in electrical engineering and M.S. degree in management science and engineering from Stanford University.

We believe that Dr. Talasaz is qualified to serve as a member of our Board due to his extensive knowledge of our company as co-founder and President and Co-CEO and his knowledge of the life sciences and biotechnology industries.

EXECUTIVE OFFICERS

The following are our executive officers as of the Record Date.

Name	Age	Position

Helmy Eltoukhy, Ph.D.	43	Chairperson and Co-Chief Executive Officer

AmirAli Talasaz, Ph.D.	42	Co-Chief Executive Officer

Michael Bell (1)	53	Chief Financial Officer

Craig Eagle, M.D. (2)	55	Chief Medical Officer

Christopher Freeman (3)	48	Chief Commercial Officer

John Saia	49	Senior Vice President, General Counsel and Corporate Secretary

(1)	Mr. Bell joined the Company on January 5, 2021.

(2)	Dr. Eagle joined the Company on April 27, 2021.

(3)	Mr. Freeman joined the Company on June 8, 2021.

The following sets for the biographical information of our Executive Officers. Biographical information pertaining to Helmy Eltoukhy, who is our Chairperson of the Board and our Co-CEO, and AmirAli Talasaz, who is a member of the Board and our Co-CEO, may be found in the section above entitled “Proposal 1: Election of Directors – Information about Other Directors Not Standing for Election at this Meeting – Class III Director with Term Expiring at the 2024 Annual Meeting”.

Michael Bell. Mr. Bell has served as our Chief Financial Officer since January 2021. He most recently served as the Chief Financial Officer of CareDx, Inc., a precision medicine company focused on transplantation, from April 2017 to December 2020. From January 2016 to March 2017, Mr. Bell served as the Chief Financial Officer of Metabiota, Inc., a company that develops and sells risk analytics products focused on infectious disease. From May 2012 to January 2016, he served as the Chief Financial Officer of Singulex, Inc., a clinical diagnostics company. Prior to that, Mr. Bell held leadership and executive positions within Novartis, including with Novartis Diagnostics, a global provider of blood screening solutions, where he served as Chief Financial Officer from 2011 to 2012, and Senior Director, Global Head of Finance from 2008 to 2011. Mr. Bell also previously worked for several years in public accounting with both Ernst & Young and Deloitte, UK. He holds a Bachelor of Science degree in Mathematics with Computing from the University of Leicester in the United Kingdom and is a Fellow of the Institute of Chartered Accountants in England & Wales.

Craig Eagle, M.D. Dr. Eagle has served as our Chief Medical Officer since April 2021. He most recently served as Vice President of Medical Affairs Oncology for Genentech, a company that uses human generic information to develop, manufacture and sell medicines for serious conditions, from 2019 to 2021, where he oversaw the medical programs across the oncology portfolio and developed innovative cancer trials and strategies in personalized health care. Prior to Genentech, Dr. Eagle has held several positions in the U.S. and internationally at Pfizer, from 2009 to 2019, including global head of the Oncology Medical and Outcomes Group. In this role, he oversaw the worldwide medical programs and development of numerous commercially successful drugs. Dr. Eagle currently serves on the Board of Directors for Generex Biotechnology and NuGenerex Immuno-Oncology. Dr. Eagle attended medical school at the University of New South Wales in Sydney, Australia and received his general internist training at Royal North Shore Hospital in Sydney. Dr. Eagle completed his specialist training in hemato-oncology and laboratory hematology at Royal Prince Alfred Hospital in Sydney and was granted Fellowship in the Royal Australasian College of Physicians (FRACP) and the Royal College of Pathologists Australasia (FRCPA).

Christopher Freeman. Mr. Freeman has served as our Chief Commercial Officer since June 2021. He most recently served as Vice President of the HIV Business Unit at Gilead Sciences, Inc., leading the $13 billion HIV treatment and prevention business, from January 2020 to June 2021. During the COVID-19 pandemic, Mr. Freeman led the Emergency Use Authorization for Veklury (remdesivir) to treat COVID-19. Mr. Freeman previously worked at Elan Pharmaceuticals from 2008 to 2011 where he was commercial lead for Elan’s Alzheimer’s pipeline products, and from 2001 to 2008, he worked at Genentech where he led marketing for their oncology product, Rituxan, and Xolair for patients suffering from asthma and severe allergies. Mr. Freeman is a member of the National Board of Directors for Dream Foundation, a national dream-granting organization for terminally ill adults and their families. Mr. Freeman served in the U.S. Army for five years, first enlisting as a Lieutenant and was promoted to Captain before being honorably discharged in 2001. Mr. Freeman graduated from the United States Military Academy at West Point.

John Saia. Mr. Saia has served as our Senior Vice President, General Counsel and Corporate Secretary since May 2020. He most recently served as Senior Vice President, General Counsel and Corporate Secretary of WageWorks, Inc., an administrator of consumer-directed benefits, from January 2019 until its acquisition by HealthEquity, Inc. in August 2019, and as General Counsel and Corporate Secretary for AcelRx Pharmaceuticals, Inc., a specialty pharmaceutical company, from April 2018 to January 2019. Mr. Saia led legal and compliance activities worldwide for both WageWorks and AcelRx. Prior to that, he spent more than a decade serving in numerous legal and compliance leadership roles at McKesson Corporation, ending his tenure in April 2018 as its Corporate Secretary and Associate General Counsel. In addition to holding positions at several highly respected law firms, Mr. Saia also held roles at the U.S. Securities and Exchange Commission and the U.S. Department of Justice. Mr. Saia graduated cum laude from Santa Clara University and holds a Juris Doctorate from The George Washington School of Law.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis (“CD&A”) discusses the principles and objectives underlying our policies and decisions with respect to the compensation of our named executive officers (“NEOs”) and other material factors relevant to an analysis of these policies and decisions regarding our 2021 executive compensation program. This CD&A is intended to be read in conjunction with the tables that immediately follow this section, which provide further compensation information for our 2021 NEOs:

Name	Position

Helmy Eltoukhy	Chairman and Co-CEO

AmirAli Talasaz	Co-CEO

Michael Bell (1)	Chief Financial Officer

Craig Eagle (2)	Chief Medical Officer

Christopher Freeman (3)	Chief Commercial Officer

John Saia	Senior Vice President, General Counsel and Corporate Secretary

(1)	Mr. Bell joined the Company on January 5, 2021.

(2)	Dr. Eagle joined the Company on April 27, 2021.

(3)	Mr. Freeman joined the Company on June 8, 2021.

Quick CD&A Reference Guide

Business and Compensation Overview	Section I

Compensation Philosophy and Objectives	Section II

Compensation Determination Process	Section III

Components of Our Compensation Program	Section IV

Additional Compensation Policies and Practices	Section V

I.  BUSINESS AND COMPENSATION OVERVIEW

Company Overview

We are a leading precision oncology company focused on helping conquer cancer globally through use of our proprietary tests, vast data sets and advanced analytics. Today our proprietary tests are helping to realize the full potential of precision oncology by providing patients and their doctors critical insights that can inform decisions at all stages of the disease, from screening, to monitoring cancer recurrence, to treatment decisions. We believe that the key to conquering cancer is unprecedented access to its molecular information throughout all stages of the disease, which we intend to enable by our tests. By looking at the unique dimensions of cancer found in blood, including genomic alterations, methylation, and fragmentomics, we are unlocking insights that can increasingly help patients across all stages of cancer, including at its earliest, when it’s most treatable.

To help identify cancer at the earliest stages, we are developing Guardant SHIELD, a blood test for cancer screening in average-risk adults without symptoms, that detects very early signs of cancer by interrogating genomic alterations, methylation, and fragmentomic signals from a simple blood draw. In pursuit of our goal to manage cancer across all stages of the disease, we provide our Guardant360, Guardant360 LDT, Guardant360 CDx and GuardantOMNI liquid biopsy-based tests for advanced stage cancer. Our Guardant360 CDx test was the first comprehensive liquid biopsy test approved by the U.S. Food and Drug Administration to provide tumor mutation profiling with solid tumors and to be used as a companion diagnostic in connection with non-small cell lung cancer, or NSCLC.

In February 2021, we launched our Guardant Reveal liquid biopsy-based tests for residual and recurring cancer to first address the need in Stage II-III colorectal cancer.

In June 2021, we launched Guardant360 TissueNext, our first tissue-based test which will be used to identify patients with advanced cancer who may benefit from biomarker-informed treatment, and Guardant360 Response which will be used to measure early indications to patients’ response to treatment up to eight weeks earlier than response evaluation criteria in solid tumors. We have also developed our GuardantINFORM platform to further accelerate precision oncology drug development by biopharmaceutical companies by offering them an in-silico research platform to unlock further insights into tumor evolution and treatment resistance across various biomarker-driven cancers.

Most recently, we implemented a set of values and core beliefs for the Company to drive cultural change and create an environment centered on patient care, collaboration, inclusion and innovation. For more information on our refreshed values, please see “Corporate Governance—Environmental, Social and Governance—Guardant’s Values”.

We believe our tests can expand the scope of precision oncology to earlier stages of the disease, improve patient outcomes and lower healthcare costs.

Stockholder Engagement

General. We recognize the value of a robust stockholder outreach program. We engage in regular, constructive dialogue with our stockholders on matters relevant to our business, including corporate governance, executive compensation, strategy, ESG issues and human capital management. We believe that our approach to engaging openly with our stockholders drives increased corporate accountability, improves decision making, and ultimately creates long-term value.

Our Stockholder Engagement Cycle

Robust Stockholder Engagement

At our 2021 Annual Meeting, we received approximately 38% support of the votes cast on our Say-on-Pay proposal. In addition to the outreach conducted in the weeks leading up to our 2021 annual meeting of stockholders (the “2021 Annual Meeting”), following our review of the results of the shareholder advisory vote at the 2021 Annual Meeting, we again reached out to stockholders to solicit feedback. During the third and fourth quarters of 2021 and the first quarter of 2022, we contacted our top 75 stockholders, representing more than 86% of the Company’s outstanding shares of common stock. We ultimately spoke with 25 stockholders representing approximately 57% of the Company’s outstanding shares of common stock, including at least 10 institutions that voted “against” our Say-on-Pay proposal last year. Eight of these stockholders, representing approximately 6% of the Company’s outstanding shares of common stock, declined and indicated a meeting with the Company was not necessary, while 17 of these stockholders, representing approximately 51% of the Company’s outstanding shares of common stock, engaged with us and provided substantive feedback. We also engaged with the research teams at proxy advisory firms Institutional Shareholder Services Inc. and Glass Lewis & Co. to hear their feedback regarding our programs.

The Compensation Committee Chair (when requested), together with the Senior Vice President, General Counsel and Secretary, our Vice President of Investor Relations, and other members of the corporate legal team, participated in this effort on behalf of the Company. All feedback received was shared and discussed with the Compensation Committee, the Governance Committee and the full Board.

Below is a summary of the feedback we received since our 2021 Annual Meeting and how we responded.

Key Topic	Area of Stockholder Focus	Our Perspective / How We Responded
Board Composition	• Board diversity, skills and refreshment • Service on other public company boards

Þ  Over the past year, we have continued our Board refreshment process by adding two new independent directors to the Board (Mss. Joyce and Potter), each of whom brings valuable industry and other experience aligned with our strategic and commercial goals.

Þ  Over the past year, we have also continued our committee refreshment process by rotating members to different committees given their strengths and expertise.

Þ We continue to be committed to board diversity, as evidenced by the directors added since becoming a public company.

Þ We have and will continue to provide substantial disclosure around the composition of our current Board and the skill sets we con-sider important for our directors to have as well as our process for identifying and evaluating potential director candidates.

Þ Our Board will continue to review the skills and experiences it considers important for the Board to continue effectively overseeing the Company’s business, strategies and risks.

Executive Compensation	• Concern over quantum and rigor of the Founders’ 2020 Performance Awards

Þ  The Compensation Committee has and will continue to annually evaluate the appropriate-ness of the Company’s incentive program metrics, taking into consideration the Company’s overall strategy and ongoing stockholder feedback.

Þ  Drs. Eltoukhy and Talasaz entered into waiver of compensation agreements (the “Waiver Letters”) with the Company in connection with the grant of the Founders’ 2020 Performance Awards, where they each agreed to waive their opportunity to receive long-term incentive or equity-based compensatory awards and cash bonuses, and reduced their annual base salaries to $1, during the seven-year term of the Founders’ 2020 Performance Awards (the “Waiver Period”).

Þ  After thorough deliberation, the Compensation Committee determined that, in light of recent stockholder feedback, any future equity awards to Drs. Eltoukhy and Talasaz shall contain performance metrics such as (but not limited to) revenue targets, earnings per share targets, relative total shareholder return and research and development milestones.

Key Topic	Area of Stockholder Focus	Our Perspective / How We Responded

ESG Matters	• ESG strategy and adequate visibility/disclosure

Þ  At the Board’s request, management conducted a detailed company-wide analysis regarding its current practices around diversity and inclusion initiatives, workplace diversity, pay and race equity and environmental sustainability.

Þ  As a result of this comprehensive analysis, the Company significantly expanded its public disclosure of ESG in both its 2021 Annual Report on Form 10-K and this proxy statement.

Þ In response, we have also established formal Board-level oversight responsibility for ESG. The Governance Committee updated its charter to reflect this responsibility, with the Compensation Committee responsible for oversight of human capital issues.

Þ  Management, with the support of the Board, has also determined to hire an ESG consultant to assist the Company in developing our formal ESG strategic plan and programming. The Board has asked management to report back on the Company’s progress before publication of its 2022 Annual Report on Form 10-K (which will be filed in 2023).

Human Capital Management	• Our approach to human capital management and our engagement with our workforce

Þ  Management, with the support of the Board, is developing Company-wide initiatives focused on employee recruitment, retention, engagement, employee financial wellness, pay equity and diversity and inclusion initiatives.

Þ Management, with the support of the Board, engaged a diversity consultant to conduct an internal review of the Company’s current efforts and assist the Company in developing our long-range diversity and inclusion strategic plan and programming before the end of 2022.

Compensation Objectives

The core elements of the Compensation Committee’s executive compensation philosophy are as follows:

•	Attract, retain and motivate talented individuals who will drive the successful execution of Guardant Health’s strategic plan;

•	Link pay to performance and achievement of Guardant Health’s business objectives;

•	Align executive officers’ interests with those of Guardant Health and our stockholders, generally through the use of equity as a significant component;

•	Provide market competitive compensation, the majority of which is of an “at risk” nature; and

•	Design programs that we believe are simple and transparent.

2021 Select Business Highlights

We had another exceptionally strong year in 2021, notwithstanding the continued impact of COVID-19, with outstanding growth in our financial results and strong progress in our product development program. We have launched various products and programs in areas such as therapy selection, screening, and residual disease and recurrent monitoring, and we believe our product portfolio, once completed, will address the full continuum of cancer care and has utility in both the clinical and biopharmaceutical markets.

Key highlights include the following:

Financial Results

•

Revenue increased 30% to $373.7 million in 2021. Precision oncology revenue grew 29%, driven predominantly by an increase in clinical testing revenue which grew 38% over the prior year period. Development services and other revenue increased 38%.

•	Gross profit increased 29% to $250.7 million in 2021, compared to $194.2 in 2020.

•	Gross margin was 67% in 2021, compared to 68% in 2020.

•	GAAP operating loss was $411.0 million, compared to $255.0 million in 2020. Non-GAAP adjusted operating loss was $251.8 million, compared to $98.7 million in 2020.

•

Net loss attributable to common stockholders was $405.7 million for 2021, as compared to $253.8 million for 2020. Net loss per share attributable to common stockholders was $4.00 for 2021, as compared to $2.60 for 2020. Non-GAAP net loss was $251.7 million for 2021, as compared to $91.0 million for 2020. Non-GAAP net loss per share was $2.48 for 2021, as compared to $0.93 for 2020. We define our non-GAAP measures as the applicable GAAP measure adjusted for the impacts of stock-based compensation and related employer payroll tax payments; changes in estimated fair value of redeemable noncontrolling interest; contingent consideration; acquisition related expenses, amortization of intangible assets, and other non-recurring items. See Appendix B for a reconciliation of non-GAAP information.

•

Adjusted EBITDA loss was $231.5 million for 2021, as compared to a $84.4 million loss for 2020. Adjusted EBITDA is defined as net loss attributable to the Company’s common stockholders adjusted for interest income; interest expense; other (income) expense, net, provision for income taxes; depreciation and amortization expense; stock-based compensation expense and related employer payroll tax payments; adjustments relating to redeemable non-controlling interest and contingent consideration and, if applicable in a reporting period, acquisition-related expenses and other non-recurring items.

Gross profit is calculated as total revenue less costs of precision oncology testing and costs of development services and other. Gross margin is calculated as gross profit divided by total revenue.

Key Aspects of the 2021 Executive Compensation Program

Base Salaries. Drs. Eltoukhy and Talasaz received annual base salaries of $1 following the May 2020 grant of the Founders’ 2020 Performance Awards. The Company recruited several of the other NEOs in 2021 and their base salaries were determined pursuant to arm’s length negotiations.

Annual Bonuses. 2021 annual bonuses for the NEOs other than Drs. Eltoukhy and Talasaz (who were not eligible to receive a 2021 annual bonus because of the Waiver Letters) were determined based on the achievement of both financial performance metrics, representing 60% of the target bonus opportunity (the “Financial Performance Component”), and product development- and research-based milestone measures, representing 40% of the target bonus opportunity (the “Operational Performance Component”). To establish these targets and goals, the Compensation Committee, with the input of the senior leadership team, evaluated our corporate performance for 2021 as compared to the corporate goals, and taking into account other corporate achievements and developments, the Compensation Committee set the targets at levels that it considered rigorous and challenging and that took into account the relevant risks and opportunities.

The Financial Performance Component was comprised of:

(i) a revenue goal, which represented 40% of the target bonus opportunity, and

(ii) adjusted EBITDA and gross margin goals, which represented 15% and 5%, respectively, of the target bonus opportunity.

The Compensation Committee set a rigorous revenue target substantially above the prior-year level, reflecting 32% growth. In addition, there was rigor in the performance curve, as the 40% of target bonus attributed to revenue performance would be forfeited if we didn’t achieve at least 18% growth from the prior year. The targets for gross margin and adjusted EBITDA were also set at levels that the Compensation Committee viewed as challenging to achieve. The Compensation Committee incorporated these measures in order to focus executive officers on the critical strategic priorities of top line revenue growth and operating profitability.

The Operational Performance Component targets were also demanding and included two new product launches and three Guardant SHIELD clinical trial program goals, representing a combined 40% of the target bonus opportunity.

Based on our 2021 financial results and product development and research-based achievements, the Compensation Committee determined that overall achievement relative to the goals was 109% of target.

2021 Long-Term Incentives. Our NEOs received RSUs and stock options as new hire grants. Long-term incentive equity awards are prospective in nature and intended to tie a substantial portion of an executive’s pay to creating long-term stockholder value. The Compensation Committee intends to structure the long-term incentive opportunity to motivate executive officers to achieve multiyear strategic goals and deliver sustained long-term value to stockholders, and to reward them for doing so.

Introduction of PSUs in 2020. As the Company has evolved and grown, the Compensation Committee believes that the form of long-term incentives awarded to our employees should also evolve to include performance-based equity. This evolution began with the Founders’ 2020 Performance Awards and in 2020, the Company introduced PSUs with a financial performance metric related to revenue and an operational milestone metric related to a Guardant SHIELD launch to certain non-NEO employees. The Compensation Committee believes these metrics incentivize top line growth to fuel further growth, and the pursuit of a key strategic goal of expanding the applicability of our technology and methodology to a broader market.

II. COMPENSATION PHILOSOPHY AND OBJECTIVES

Compensation Philosophy

The Compensation Committee believes that a well-designed compensation program should align executive interests with the drivers of growth and stockholder returns, including by supporting the Company’s achievement of its primary business goals and the Company’s ability to attract and retain employees whose talents, expertise, leadership and contributions are expected to build and sustain growth in long-term stockholder value. As a result, we maintain a strong pay-for-performance orientation in our compensation program.

To achieve these objectives, the Compensation Committee regularly reviews our compensation policies and program design overall to ensure that they are aligned with the interests of our stockholders and our business goals, and that the total compensation paid to our employees and directors is fair, reasonable and competitive for our size and stage of development. Specifically, the Compensation Committee targets base salaries, annual cash bonuses, and annual long-term equity incentive awards for our executive officers around the market median for our peer group, with variability in actual payments based on corporate and individual performance.

Compensation Objectives

Key objectives of our compensation programs include the following:

•

Reward achievement of business objectives (pay for performance). We have clearly defined our Company’s overarching goal of being the leading provider of precision oncology products for cancer management across all stages of the disease and drive commercial adoption of our products. We have also developed a robust strategy to accomplish this overarching goal, including certain business objectives that are steps along the way.

The Compensation Committee has designed our executive compensation program to motivate our executive officers to achieve these business objectives by closely linking the value of the compensation they receive to our performance relative to these business objectives.

•

Align the interests of our executive officers and employees with those of our stockholders; Foster an ownership culture. Equity-based compensation constitutes a significant portion of our executive officers’ overall compensation opportunity. The Compensation Committee uses equity, when appropriate, as the form for long-term incentive opportunities in order to incentivize and reward executive officers to (i) achieve multiyear strategic goals and (ii) deliver sustained long-term value to stockholders.

The Compensation Committee believes using equity for the long-term incentives creates strong alignment between the interests of executive officers and the interests of our stockholders because it gives executive officers and stockholders a common interest in stock price performance. Granting equity also fosters an ownership culture among executive officers by making them stockholders with a personal stake in Guardant Health’s growth and success.

•

Offer competitive compensation to attract and retain talent. The biopharmaceutical and technology industries are fiercely competitive, particularly in the California Bay Area and other areas where we operate, and we must compete for executive talent in these industries and areas. To manage our business and carry out our strategy, we seek high-caliber executive officers and managers who have diverse experience, expertise, capabilities and backgrounds.

In recruiting our executive officers and determining competitive pay levels, the Compensation Committee references the amounts and compensation structures of executive officers in the companies in our compensation peer group and in industry surveys.

•

Design straightforward compensation programs and plans and administer them transparently. In order for incentive compensation to serve its purpose of motivating participants to achieve results, the participants must have a clear understanding of the goals and targets by which they will be measured, and the rewards that they will receive for various levels of achievement of those goals, including the value of those rewards.

The Compensation Committee strives to make the incentives in our executive compensation program straightforward and the programs transparent and understandable, so that our executive officers, as well as our stockholders, know what they are working toward, and what they will receive if they succeed. The Compensation Committee seeks to design programs that give participants a clear line of sight to the selected metrics and sufficient control over the performance toward the goals, to motivate them effectively for achieving our business objectives and to reward them appropriately, as a means of executing our strategy.

Compensation Program Governance

The Compensation Committee assesses the effectiveness of our executive compensation program from time to time and reviews risk mitigation and governance matters, which includes maintaining the following best practices:

What We Do

Pay for Performance	The majority of total compensation opportunity for our named executive officers is variable and at-risk.

Balance Short- and Long-Term Compensation	The allocation of incentives among the annual incentive plan and the long-term incentive plan does not over-emphasize short-term performance at the expense of achieving long-term goals.

Combination of Balanced Performance Metrics	We use a diverse set of financial and milestone performance metrics in our annual incentive plan to ensure that no single measure affects compensation disproportionately.

Independent Compensation Consultant	Our Compensation Committee has engaged an independent compensation consultant to provide information and advice for use in designing our executive compensation program.

Peer Data	We develop a peer group of companies based on industry, revenue, development stage and market capitalization to reference for compensation decisions.

Cap Bonus Payouts; Fixed Equity Grants	Our annual incentive plan has an upper limit on the amount of cash that may be earned. The maximum number of shares that might be earned is fixed in a grant.

Double Trigger Change-in-Control Provisions

If there is a change in control, outstanding time-based equity awards that are assumed by a buyer will vest only if there is both a change-in-control and termination of employment (a “double trigger”).

Robust Stock Ownership and Retention Guidelines

Our executive officers and directors are required to maintain robust levels of stock ownership. We require, for those who have not met their minimum required ownership, that they hold (and not dispose of) a certain amount of shares of our common stock acquired through equity awards.

Annual Say-on-Pay Vote	We conduct an annual advisory say-on-pay vote on our NEO compensation.

Stockholder Engagement	We are committed to ongoing engagement with our stockholders regarding matters such as executive compensation, corporate governance and ESG.

Annual Compensation Risk Assessment	We conduct an annual compensation risk assessment to ensure that our compensation programs do not present any risks that are reasonably likely to have a material adverse effect on the Company.

What We Don’t Do

No Guaranteed Employment Agreements	We do not have employment agreements that guarantee employment for a specified term, as our executive officers are at-will employees.

No Hedging or Pledging of Company Securities	We prohibit employees and non-employee directors from engaging in hedging, pledging or short sale transactions in Company securities.

No Excessive Perks	We do not provide large perquisites to executive officers.

No Excise Tax Gross-Ups	We do not provide excise tax gross-ups.

No Stock Options Below Fair Market Value	We do not grant stock options below fair market value.

No Guaranteed Bonuses	We do not guarantee our NEOs any minimum levels of payment under our annual incentive plan, which is entirely performance-based.

III. COMPENSATION DETERMINATION PROCESS

Role of the Compensation Committee

The Compensation Committee establishes our compensation philosophy and objectives; determines the structure, components and other elements of executive compensation; and reviews and approves the compensation of the NEOs or recommends it for approval by the Board. The Compensation Committee structures the executive compensation program to accomplish its articulated compensation objectives in light of the compensation philosophy described above.

Toward the end of each year, the Compensation Committee reviews the elements of our executive compensation program to verify the alignment of the program with our business strategy and with the items that we believe drive the creation of stockholder value, and to determine whether any changes would be appropriate.

At the beginning of the new year, after the end of applicable annual or long-term performance periods, the Compensation Committee evaluates achievement relative to performance targets, and examines whether it would be appropriate to apply negative discretion to the initial outcomes in order to take relevant factors into consideration, and determines corresponding payouts earned.

The Compensation Committee obtains input from executive officers regarding the annual operating plan, expected financial results, and related risks. Based on this information, the Compensation Committee establishes the performance-based metrics and targets for the annual incentive plan. For each metric, the Compensation Committee sets appropriate threshold and maximum levels of performance designed to motivate achievement without incentivizing excessive risk-taking. With the input of the co-CEOs, the Compensation Committee also establishes the compensation for all the other executive officers. The Compensation Committee sets the compensation for each of our NEOs and makes recommendations to the full Board generally at its meetings in the first quarter of each year.

Role of the Independent Compensation Consultant

The Compensation Committee recognizes that there is value in procuring independent, objective expertise and counsel in connection with fulfilling its duties, and pursuant to its charter, the Compensation Committee has the authority to select and retain independent advisors and counsel to assist it with carrying out its duties and responsibilities. The Compensation Committee has exercised this authority to engage Aon as an independent compensation consultant, and the Company has provided appropriate funding to the Compensation Committee to do so. The Compensation Committee has worked with Aon to develop a peer group, provide a competitive market analysis of the base salary, annual cash incentive awards and long-term incentive compensation of our executive officers compared against the compensation peer group, report on share utilization, and review other market practices and trends.

While the Compensation Committee took into consideration the review and recommendations of Aon as well as the practices of our compensation peer group when making decisions about our executive compensation program, ultimately, the Compensation Committee made its own independent decisions in determining our executives’ compensation.

Compensation Peer Groups and Peer Selection Process

Relevant market and benchmark data provide a solid reference point for making decisions and very helpful context, even though, relative to other companies, there are differences and unique aspects of the Company. The Compensation Committee takes into consideration the structure and components of, and the amounts paid under, the executive compensation programs of other, comparable peer companies, as derived from public filings and other sources when making decisions about the structure and component mix of our executive compensation program.

The Compensation Committee, with the assistance of Aon, developed a peer group in 2020 for use in connection with decisions about 2021 executive compensation using the following criteria: sector (diagnostics, other biotechnology), revenue, market capitalization, and stage of development (commercial, emphasis on oncology and diagnostics where possible). As of June 2020, the Company’s revenue was at the 25th percentile of the peer group revenue, and its market capitalization was at the 56th percentile of the peer group market capitalization.

Based on these criteria and considerations, the Compensation Committee approved a peer group for decisions relating to 2021 executive compensation that consisted of the following 17 companies:

Adaptive Biotechnologies Corporation	Moderna, Inc.

Alnylam Pharmaceuticals, Inc.	Natera, Inc.

Amarin Corp. plc	NeoGenomics, Inc.

BeiGene Ltd.	Neurocrine Biosciences, Inc.

bluebird bio, inc.	Novocure Ltd.

Blueprint Medicines Corp.	Penumbra, Inc.

EXACT Sciences Corp.	Repligen Corporation

Genomic Health, Inc.	Sarepta Therapeutics, Inc.

Insulet Corp.

In addition to the criteria above, the Compensation Committee also referenced general and specific industry surveys from other sources. The Compensation Committee determined that the appropriate market reference continues to be the 50th percentile. The market data are used as a reference point and to provide information on the range of competitive pay levels and current compensation practices in our industry.

We believe that the compensation practices of our peer group provided us with appropriate compensation reference points for evaluating and determining the compensation of our named executive officers during 2021. Consistent with best practices for corporate governance, the Compensation Committee will review our peer group annually. In mid-2021, the Compensation Committee engaged Aon to develop a new peer group for decisions regarding executive compensation for 2022.

Role of the Co-Chief Executive Officers

The Compensation Committee works with our co-CEOs to set the target compensation of each of our other NEOs. As part of this process, the co-CEOs evaluate the performance of the other executive officers annually and make recommendations to the Compensation Committee in the first quarter of the year regarding the compensation of each other executive officer.

The input of the co-CEOs is particularly important. The Compensation Committee gives significant weight to the recommendations in light of their greater familiarity with the day-to-day performance of their direct reports and the importance of incentive compensation in driving the execution of managerial initiatives developed and led by the co-CEOs. Nevertheless, the Compensation Committee or the Board of Directors makes the ultimate determination regarding the compensation for the executive officers.

IV. COMPENSATION PROGRAM COMPONENTS

2021 Components in General

In order to achieve its executive compensation program objectives, the Compensation Committee utilizes the compensation components set forth in the chart below. The Compensation Committee regularly reviews each executive officer’s total compensation to ensure it is consistent with its compensation philosophy and objectives and that the component is serving a purpose in supporting the execution of our strategy.

Element	Description	Additional Detail

Base Salary	Fixed cash compensation Determined based on each executive officer’s role, individual skills, experience, performance, positioning relative to competitive market and internal equity.	Base salaries are intended to provide stable compensation to executive officers, allow us to attract and retain skilled executive talent and maintain a consistent leadership team.

Short-Term Incentives: Annual Cash Incentive Opportunities

Variable cash compensation based on the level of achievement of certain annual performance objectives that are pre-determined.

Financial objectives and product development and research-based milestone objectives.

Performance against the revenue goal must be at least 85% of target in order to earn any credit toward a payout with respect to that goal.

Cash incentives are capped at a maximum of 200% of base salary.

Target cash award as a percentage of base salary is capped at 50%.

Annual cash incentive opportunities are designed to align our executive officers in pursuing our short-term goals; payout levels are generally determined based on actual financial results and the degree of achievement of performance milestones.

Long-Term Incentives: Equity-Based Compensation

Variable equity-based compensation.

Stock Options: Right to purchase shares at a price equal to the stock price on the grant date.

Restricted Stock Units (RSUs): Restricted stock units that are time-based.

Performance Stock Units (PSUs): Restricted stock units that are performance-based.

Equity-based compensation is designed to motivate and reward executive officers to achieve multi-year strategic goals and to deliver sustained long-term value to stockholders, as well as to attract and retain executive officers for the long term.

Base Salary

Base salaries provide fixed compensation to executive officers and help us to attract and retain the executive talent needed to lead the business and maintain a stable leadership team. Base salaries are individually determined according to each executive officer’s areas of responsibility, role and experience, and they vary among executive officers based on a variety of considerations, including skills, experience, achievements and the competitive market for the position.

NEO	2021 Base Salary ($)(1)

Helmy Eltoukhy	1 (2)

AmirAli Talasaz	1 (2)

Michael Bell	450,000

Craig Eagle	475,000

Christopher Freeman	450,000

John Saia	415,000

(1)	Amounts shown are the annual base salary in effect at year end.
(2)	In connection with the Founders’ 2020 Performance Awards granted to Drs. Eltoukhy and Talasaz in May 2020, each of Drs. Eltoukhy and Talasaz formally agreed to accept a base salary of $1 per year.

Adjustments to Base Salary

From time to time, the Compensation Committee might consider and approve base salary adjustments for executive officers. The main considerations for a salary adjustment are similar to those used in initially determining base salaries, but may also include change in the competitive market, change of role or responsibilities, recognition for achievements or market trends. Mr. Saia’s 2021 increase represented a modest annual increase made in the normal course.

For newly hired executive officers, as Messrs. Bell and Freeman and Dr. Eagle were in 2021, the Compensation Committee establishes initial base salaries through arm’s-length negotiations at the time the executive officer is hired, considering the position, and the executive’s experience, qualifications and prior compensation.

Annual Incentive Plan

The annual cash incentive plan for executive officers is a cash plan that rewards NEOs for the achievement of key short-term objectives. In particular, the plan offers incentives to the NEOs other than the co-CEOs to accomplish certain short-term financial results and specified product development and research-based milestones that the Compensation Committee views as key steps in the execution of our overall business strategy, with the intent ultimately of increasing stockholder value. In connection with the Founders’ 2020 Performance Awards granted to Drs. Eltoukhy and Talasaz in May 2020 and the long-term opportunity presented by such grants, each of Drs. Eltoukhy and Talasaz formally agreed to waive their right to receive an annual cash incentive opportunity until 2027.

In the Compensation Committee’s view, the most senior executive officers have the greatest responsibility for the performance of the Company, and consequently, the annual incentive plan for such executive officers utilizes only Company performance measures, with no individual component (other than with respect to the application of negative discretion).

Performance Measures

The amount of the payout, if any, under the annual incentive plan is based on our achievement against three financial metrics and product development and research-based milestone metrics (which we refer to as the Operational Performance metrics).

The financial measures selected by the Compensation Committee—Revenue, Gross Margin and Adjusted EBITDA—focus executive officers on the critical strategic priorities of top line revenue growth and operating profitability.

•

Revenue (weighted 40%). Given the Company’s stage of development and market opportunity and window, the Compensation Committee emphasized revenue growth as the highest priority. We derive revenue from the provision of precision oncology testing services provided to our ordering physicians and biopharmaceutical customers, as well as from biopharmaceutical research and development services provided to our biopharmaceutical customers.

•

Adjusted EBITDA (weighted 15%). The Compensation Committee switched to Adjusted EBITDA in 2021, from operating income (loss), in order to have a measure that reflected profitability without regard to how the Company is financed or taxed and adjusted for certain items beyond the control of management. A general description of how we calculate Adjusted EBITDA for purposes of our 2021 annual cash incentive plan is described above on page 39.

•	Gross Margin (weighted 5%). Gross margin is defined as total revenue less cost of precision oncology testing and costs of development and other services, divided by total revenue.

The Operational Performance metrics related to new product launches (colorectal cancer Minimum Residual Disease and Tissue Laboratory Developed Test), and key process steps for our screening focus area, for a 40% total weighting for the milestone metrics.

Target, Threshold and Maximum Performance Levels

The Compensation Committee set the performance metric targets at levels that it considered rigorous and challenging and that took into account the relevant risks and opportunities. More specifically, the Compensation Committee reviewed the relevant financial objectives set as a result of the detailed budgeting process, and assessed various factors related to the achievability of these budget targets, including the risks associated with various macroeconomic factors, including the effects of the COVID-19 pandemic, and the risks of achieving specific actions that underlie the targets and the implied performance relative to prior years.

Considering these factors, the Compensation Committee set the 2021 target for revenue at a 32% growth rate over the total revenue in 2020, the target for 2021 gross margin at a 200 basis point decrease over the gross margin in 2020, and the target for Adjusted EBITDA loss at a 130% increase over Adjusted EBITDA loss in 2020. In August 2021, given the progress of our research and development efforts, the Board approved an increase in investment in our business to accelerate commercial expansion. The Board viewed investing in commercial capabilities at this time as the best way to take maximum advantage of potential market opportunities, as well as being in the best interest of the Company and our stockholders. As a result of the increased investment, the Compensation Committee correspondingly adjusted the target for Adjusted EBITDA loss for 2021 (weighted 15%) to take account of this decision, such that the target then represented a 189% increase over Adjusted EBITDA loss in 2020.

Having set the targets, the Compensation Committee also set the threshold and maximum performance levels. For 2021, the Compensation Committee set the threshold at a high-performance level of approximately 90% of the target for revenue. The thresholds for gross margin and adjusted EBITDA loss were also set at high performance levels, although they do not lend themselves to a comparable relative analysis. Specifically, the Compensation set the threshold level for gross margin percentage at 97% of target and for adjusted EBITDA loss at 105% of target. The Compensation Committee set the maximum level for revenue at 110% of target, a level that presents a significant challenge requiring exceptionally strong performance. The Compensation Committee set maximum levels for the other two metrics that were also based on our 2021 operating plan, including the planned growth in revenue and expenses, and that required significant effort to achieve. Specifically, the Compensation Committee set the maximum level for gross margin percentage at 103% of target and for adjusted EBITDA loss at 95% of target.

Payout Levels

The Compensation Committee defined payout levels representing the amount to be paid to NEOs based on the level of actual performance relative to the targets. If achievement is below the threshold level of performance, the Compensation Committee set the payout at 0% in order to motivate performance and underscore the importance of achieving, or closely approaching, the targets at this critical time in our development. If we achieve threshold performance on a metric, the payout is 50% of target; if we achieve 100% of target performance, the payout is 100% of target, and if we achieve maximum performance, the payout is 200% of target. For performance between the threshold and maximum for any metric, the payout amount is interpolated as a payout percentage between a threshold of 50% and a maximum of 200%.

As described above, total revenue increased 30% to $373.7 million based on strong growth in both precision oncology testing revenue and development services and other revenue, gross margin was 67%, and adjusted EBITDA loss was $231.5 million. This increase in clinical testing revenue was driven primarily by an increase in sample volume related to our Guardant360 LDT and Guardant360 CDx tests, and an overall increase in the average selling price per Guardant360 CDx test primarily due to ADLT status being received from Medicare effective April 1, 2021. The increase in biopharma revenue was primarily due to an increase in tests, partially offset by a decrease in average selling price per test primarily due to a greater proportion of such tests being the Guardant360 tests, which have a lower average selling price than the GuardantOMNI tests. This increase in development services and other revenue was primarily due to the progression of collaboration projects with biopharmaceutical customers for companion diagnostic development services and royalty revenue from the settlement and licensing agreement with Foundation Medicine.

The following tables show (1) for each financial performance metric for our annual incentive program for 2021, the achievements necessary to obtain payouts at the target level, the actual result for each performance metric and the resulting achievement percentage, as well as the weighted payout, and (2) for each operational performance measure, the weighted payout:

Financial Performance Metrics	Relative Weighting (%)	Target ($)	Actual Result ($)	% Achievement	Weighted Payout%

Revenue (in millions)	40%	377.7	373.7	98.9%	36%

Percentage of Target Performance		100%

Gross Margin %	5%	66.0	67.2	101.8%	8%

Adjusted EBITDA	15%	(244.0)	(228.9)	106.6%	20% (1)
Financial Metric Payout Percentage		100%			64%

(1)	The Compensation Committee exercised negative discretion to lower the weighted payout for this metric.

Operational Milestone Metrics	Weighted Payout %

New Product Launch Objectives

Colorectal Cancer Minimum Residual Disease	10%

Tissue Laboratory Developed Test	20%

R&D Pipeline Objectives	15%

Milestone Metric Payout Percentage	45%

Total Financial Metric and Operational Milestone Metric Payout Percentage	109%

Target Opportunities

The Compensation Committee determines the target cash incentive opportunity available to each NEO by taking the individual’s annual base salary in effect at year end and multiplying it by the individual’s target incentive percentage. Among other factors, the target incentive percentages are determined with reference to the peer group company percentages of salary and the proportion of total direct compensation represented by the annual incentive.

NEO	2021 Target Annual Incentive Plan Opportunity as a % of Base Salary
Helmy Eltoukhy	— (1)
AmirAli Talasaz	— (1)
Michael Bell	50%
Craig Eagle	50%
Christopher Freeman	50%
John Saia	40%

(1)

In connection with the Founders’ 2020 Performance Awards, each of Drs. Eltoukhy and Talasaz entered into Waiver Letters, pursuant to which they formally agreed to waive their opportunity to receive annual incentive opportunities or payouts under our annual incentive plan for seven years, including for 2021.

Payout Determination

The Compensation Committee verifies our achievement relative to the targets for the financial and milestone metrics to determine the respective performance levels, and then translates those performance levels to a payout level based on the payout curve. For 2021, the payout level was 109%, based on strong revenue, gross margin and new product launch performance. The Compensation Committee decided to fund the 2021 bonus pool at 109% and agreed with management’s recommendation to modify slightly downwards the payouts to all employees entitled to a bonus, including all executive officers, in order to reallocate the differential to other high-performing employees and non-bonus eligible employees.

Having determined the total 2021 annual incentive plan payouts for each eligible NEO, the Compensation Committee then presented the determination of annual incentive plan payout amounts to the Board for its review and approval.

NEO	Base Salary ($)(1)	Target Opportunity (%)	Target Opportunity ($)	Approved Payout Percentage %	Total Approved Payout ($)
Helmy Eltoukhy	1	—	—	—	—
AmirAli Talasaz	1	—	—	—	—
Michael Bell	450,000	50%	225,000	102%	250,155
Craig Eagle	475,000	50%	237,500	96%	186,390
Christopher Freeman	450,000	50%	225,000	100%	183,938
John Saia	415,000	40%	166,000	104%	187,454

(1)	Amounts shown are the annual base salary in effect at year end. Dr. Eagle’s and Mr. Freeman’s bonus amounts were each prorated as a result of their each being hired in the second quarter of 2021.

Long-Term Incentives

The third and largest main component of the executive compensation program is long-term equity incentives. The Compensation Committee has designed the long-term incentive opportunity for the NEOs to motivate and reward executive officers to achieve multiyear strategic goals and deliver sustained long-term value to stockholders.

The long-term incentives create a strong link between payouts and performance, and a strong alignment between the interests of executive officers and the interests of our stockholders. Long-term equity incentives also promote retention, because executive officers will only receive value if they remain employed by us over the required term, and they foster an ownership culture among our executive officers by making executive officers become stockholders, with a personal stake in the value they are incentivized to create.

Equity Vehicles

Long-term incentive grants typically take the form of stock options, RSU awards and PSU awards. The Compensation Committee structures the mix of equity vehicles and the relative weight assigned to each type to motivate stock price appreciation over the long term through stock options, which deliver value only if the stock price increases, and to ensure some amount of value delivery through the RSUs, which are complementary because they have upside potential but deliver some value even if the stock price or the market generally does not go up, while also reinforcing an ownership culture and commitment to us. PSU awards incentivizes our NEOs to achieve key long-term financial, stock price and/or strategic goals.

Equity Grants

Typically, in making determinations about long-term equity incentive grants to the NEOs, the Compensation Committee considers equity grant levels and the overall pay mix in peer group companies and the NEO’s role, skills and experience and the critical nature of the NEO’s contributions to the Company, among other things. The grants to the NEOs vary based on these factors. This portion of the NEOs’ total direct compensation is variable and directly aligned with stockholder interests.

Because Messrs. Bell and Freeman and Dr. Eagle joined the Company during 2021, the equity grants to them were new hire grants negotiated in connection with recruiting them to the Company. The level of sign-on equity grants was determined with reference to other such new hire grants in the market, not regular annual grants.

The Compensation Committee made no equity grants to the co-CEOs in 2021. In connection with the grant of the Founders’ 2020 Performance Awards to Drs. Eltoukhy and Talasaz, they each entered into Waiver Letters with the Company in which they formally agreed to waive their opportunity to receive long-term incentive or equity-based compensatory awards during the Waiver Period.

The Compensation Committee intends to make grants of long-term incentive awards annually. The Compensation Committee has made regular annual grants to the other NEOs in the form of stock options, RSUs, and more recently, PSUs. We will provide disclosure regarding these grants in our 2023 Compensation Discussion & Analysis discussing the Company’s executive compensation in 2022.

The Compensation Committee might also grant long-term incentive awards when an individual is promoted to a senior executive position to recognize the increase in the scope of his or her role and responsibilities. From time to time, the Compensation Committee might make special awards to recognize major accomplishments, or selective awards in situations involving a leadership transition. The Compensation Committee might also make grants to newly hired executive officers.

In light of the low stockholder support for our Say-on-Pay vote during the 2021 Annual Meeting and upon reviewing subsequent stockholder feedback, the Compensation Committee determined that any future equity awards to our Drs. Eltoukhy and Talasaz shall contain performance metrics such as (but not limited to) revenue targets, earnings per share targets, relative total shareholder return and research and development milestones.

Performance Stock Units

The Company maintains an ongoing commitment to good corporate governance principles and strong performance orientation in our compensation program by proactively reviewing our policies and program design. In 2020, this included an evaluation of our incentive compensation programs. With respect to our long-term equity incentive program, we adjusted the mix of equity for our annual awards, new hire awards, and awards in connection with promotions to include inaugural grants of performance-based PSUs for certain non-NEO employees in 2020, and we continue to manage award amounts, with a goal of maintaining broad-based equity participation, delivering value that is aligned with our compensation philosophy and proactively managing our share usage as well as dilution during a period of rapid growth.

In 2020, the Company introduced PSUs with a financial performance metric related to revenue and an operational milestone metric related to a Guardant SHIELD launch over a performance period of four years. The Compensation Committee believes these metrics incentivize top line growth to fuel further growth, and the pursuit of a key strategic goal of expanding the applicability of our technology and methodology to a broader market.

In connection with hiring Mr. Bell as our Chief Financial Officer in 2021, we made equity grants to him in order to immediately align his interests with those of Guardant and its stockholders. As described in the next section, we granted stock options and RSUs, as well as PSUs that have the same performance metrics as the PSUs granted to our other non-NEO employees in 2020. These PSUs will be earned, if at all, based on a financial performance metric related to revenue and an operational milestone metric related to a Guardant SHIELD launch over a performance period of four years.

We expect to continue to evaluate our equity compensation strategy across the organization to manage our equity utilization during 2022 and beyond.

Leadership Transitions

Appointment of Michael Bell as Chief Financial Officer

On December 11, 2020, the Board of Directors appointed Michael Bell to serve as the Company’s Chief Financial Officer, effective January 5, 2021.

In connection with his appointment, Mr. Bell and the Company entered into an offer letter that sets forth the material terms of his employment effective January 5, 2021 (the “Bell Offer Letter”). Under the Bell Offer Letter, Mr. Bell is entitled to receive (i) an annual base salary of $450,000 and (ii) a target bonus equal to 50% of his annual base salary. Additionally, under the Bell Offer Letter, the Company made the following equity grants to Mr. Bell: (A) RSUs covering shares of the Company’s common stock with the number of RSUs valued at approximately $2,000,000, (B) a stock option to purchase approximately $2,000,000 of the Company’s common stock, and (C) PSUs covering shares of the Company’s common stock with a value of approximately $1,000,000. Vesting of the equity awards is as follows: (x) the RSUs are expected to vest ratably over the first four anniversaries of the grant date, subject to Mr. Bell’s continued service, (y) the stock option will vest and become exercisable with respect to 25% of the shares on the first anniversary of Mr. Bell’s start date, and with respect to 75% of the shares in substantially equal monthly installments thereafter, subject to Mr. Bell’s continued employment and (z) the PSUs will vest upon the achievement of certain objectives determined by the Compensation Committee of the Board, as described above, subject to Mr. Bell’s continued employment. Additionally, under the Bell Offer Letter, Mr. Bell was entitled to a signing bonus of $500,000, which is subject to clawback (on a prorated basis) in the event Mr. Bell voluntarily terminates employment with the Company prior to completing 24 months of service. In conjunction with entering into the Bell Offer Letter, Mr. Bell agreed to certain restrictive covenants, including confidentiality, invention assignment, and a customer and one-year employee non-solicitation.

Appointment of Craig Eagle, M.D. as Chief Medical Officer

Effective May 5, 2021, the Board of Directors appointed Craig Eagle, M.D. to serve as the Company’s Chief Medical Officer.

In connection with his appointment, Dr. Eagle and the Company entered into an offer letter that sets forth the material terms of his employment effective April 21, 2021 (the “Eagle Offer Letter”). Under the Eagle Offer Letter, Dr. Eagle is entitled to receive (i) an annual base salary of $475,000 and (ii) a target bonus equal to 50% of his annual base salary. Also under the Eagle Offer Letter, the Company made the following equity grants to Dr. Eagle: (A) restricted stock units covering shares of the Company’s common stock with the number of restricted stock units valued at approximately $2,000,000 and (B) a stock option to purchase approximately $2,000,000 of the Company’s common stock. Vesting of the equity awards is as follows: (x) the RSUs vest ratably over the first four anniversaries of the grant date, subject to Dr. Eagle’s continued service, and (y) the stock option will vest and become exercisable with respect to 25% of the shares on the first anniversary of Dr. Eagle’s start date, and 1/48th of the total number of shares each month thereafter, subject to Mr. Bell’s continued employment. Additionally, under the Eagle Offer Letter, Dr. Eagle was entitled to a signing bonus of $2,370,000, which is subject to clawback (on a prorated basis) in the event Dr. Eagle voluntarily terminates employment with the Company prior to completing 24 months of service. In conjunction with entering into the Eagle Offer Letter, Dr. Eagle agreed to certain restrictive covenants, including confidentiality, invention assignment, and a customer and one-year employee non-solicitation.

Appointment of Christopher Freeman as Chief Commercial Officer

Effective June 28, 2021, the Board of Directors appointed Christopher Freemen to serve as the Company’s Chief Commercial Officer.

In connection with his appointment, Mr. Freeman and the Company entered into an offer letter that sets forth the material terms of his employment effective May 11, 2021 (the “Freeman Offer Letter”). Under the Freeman Offer Letter, Mr. Freeman is entitled to receive (i) an annual base salary of $450,000 and (ii) a target bonus equal to 50% of his annual base salary. Additionally, under the Freeman Offer Letter, the Company made the following equity grants to Mr. Freeman: (A) RSUs covering shares of the Company’s common stock with the number of RSUs valued at approximately $2,625,000, and (B) a stock option to purchase approximately $2,625,000 of the Company’s common stock. The equity awards vests as follows: (x) the RSUs vest ratably over the first four anniversaries of the grant date, subject to

Mr. Freeman’s continued service, and (y) the stock option will vest and become exercisable with respect to 25% of the shares on the first anniversary of Mr. Freeman’s start date, and with respect to 75% of the shares in substantially equal monthly installments thereafter, subject to Mr. Freeman’s continued employment. Additionally, under the Freeman Offer Letter, Mr. Freeman was entitled to a signing bonus of $500,000, which is subject to clawback (on a prorated basis) in the event Mr. Freeman voluntarily terminates employment with the Company prior to completing 24 months of service. In conjunction with entering into the Freeman Offer Letter, Mr. Freeman agreed to certain restrictive covenants, including confidentiality, invention assignment, and a customer and one-year employee non-solicitation.

Other Elements of Compensation

401(k) Plan

We currently maintain a 401(k) retirement savings plan for our employees, including our NEOs, who satisfy certain eligibility requirements. The 401(k) plan is intended to qualify as a tax-qualified plan under Section 401(k) of the Internal Revenue Code (the “Code”), and our NEOs are eligible to participate in the 401(k) plan on the same basis as our other employees. The Code allows eligible employees to defer a portion of their compensation, within prescribed limits, on a pre-tax basis through contributions to the 401(k) plan. We believe that providing a vehicle for tax-deferred retirement savings though our 401(k) plan adds to the overall desirability of our executive compensation package and further incentivizes our employees, including our NEOs, in accordance with our compensation policies. In 2021, we provided a discretionary contribution equal to 50% of the first 6% contributed by the employee.

Employee Benefits

All of our full-time employees, including our NEOs, are eligible to participate in our health and welfare plans, including:

•	medical, dental and vision benefits;

•	short-term and long-term disability insurance; and

•	life and accidental death and dismemberment insurance.

We also provide supplemental short-term disability coverage to our NEOs in addition to the short-term disability coverage provided to our full-time employees generally.

We believe the benefits and limited perquisite described above are necessary and appropriate to provide a competitive compensation package to our named executive officers.

Severance Arrangements

We maintain the Guardant Health, Inc. Executive Severance Plan (the “Severance Plan”). The Severance Plan provides for the payment of certain severance and other benefits to participants. The Severance Plan generally provides for severance amounts if the NEO’s employment is terminated by us without cause or by the NEO for good reason. For terminations not in connection with a change in control, severance amounts range from 50% to 100% of base salary. For terminations from three months prior to one year after a change in control, severance amounts range from 100% to 150% of the sum of base salary and target cash bonus. The Severance Plan also provides for reimbursement for health benefit continuation of up to 18 months. The payments and benefits provided under the Severance Plan are contingent upon the affected NEO’s execution and non-revocation of a general release of claims and compliance with specified restrictive covenants. See “Potential Payments upon a Termination or Change in Control,” which describes the payments to which the participating NEOs may be entitled under the Severance Plan.

In addition, in 2019, we entered into letter agreements with each of Drs. Eltoukhy and Talasaz that provide that if either executive experiences a “qualifying termination” of employment (as defined in the Severance Plan), other than in connection with a change in control, then each time-based vesting Company equity award held by the executive will vest and become exercisable as to the portion of the award that would have vested over the one-year period following the termination date (had the executive remained in continuous service during such period). This acceleration right is subject to the executive’s timely executive and non-revocation of a general release of claims.

V. ADDITIONAL COMPENSATION POLICIES AND PRACTICES

Stock Ownership Policy

To support our commitment to stockholder alignment and ensure non-employee members of our Board and our executive officers, including our NEOs, remain invested in our performance and the performance of our common stock, we adopted a stock ownership policy on November 5, 2020 that became effective January 1, 2021. Our stock ownership policy requires applicable individuals to hold a certain value of our common stock depending on their position with us. The required stock holdings are as follows:

•	For our co-CEOs: $3,774,000 (equal to six times $629,000, which is the 50th percentile of CEO salaries in our peer group selected for decisions relating to 2021 executive compensation),

•	For each other executive officer: one times his or her annual base salary, and

•	For each non-employee member of our Board: $250,000 (equal to five times $50,000, which is the 50th percentile of annual cash retainers for non-employee directors in our peer group).

Each individual subject to our stock ownership policy has until the later of January 1, 2026 or the fifth anniversary of his or her designation as being subject to the policy to comply with the stock ownership requirements applicable to his or her position. Shares of common stock that count toward satisfaction of the minimum ownership requirement include shares of common stock held directly or indirectly through certain trusts or entities, and shares underlying vested options to purchase shares of common stock based on the spread between exercise price and the average of the month-end price of our common stock over the prior 12 months.

Until a participant of our stock ownership policy meets the applicable minimum ownership requirement, such participant is required to retain (and not dispose of or otherwise transfer) 20% of all “net settled shares” received from the vesting, delivery and/or exercise of equity awards granted under the Company’s equity incentive plans for one year subsequent to their vesting, delivery and/or exercise. For purposes of this stock ownership policy, “net settled shares” means those shares of common stock that remain after payment of the applicable exercise or purchase price and all applicable withholding taxes and transaction costs.

Compensation Risk Assessment

To assess the risks arising from our compensation policies and practices, management reviewed our various compensation programs, and presented this risk assessment to the Compensation Committee. The risk assessment included a review of our compensation plans from various perspectives, as well as other aspects of our programs that mitigate risk, ultimately assessing whether the policies and practices could directly or indirectly encourage or mitigate risk-taking by executives or increase risk to the Company.

We believe that our current compensation policies and programs do not motivate or incent excessive risk taking. As described more fully below, we structure our pay to consist of both fixed and variable compensation, particularly in connection with our pay-for-performance compensation philosophy. We believe this structure motivates our executives to produce superior short- and long-term results that are in the best interests of our Company and our stockholders in order to attain our ultimate objective of increasing stockholder value, and we have established, and our Compensation Committee endorses, several controls to address and mitigate compensation related risk. These include stock ownership guidelines for our senior executive officers and our directors, annual review of our gross burn rate, anti-hedging and anti-pledging policies, caps on incentive payouts, robust performance evaluations and a diverse set of financial and milestone performance metrics. As a result, we have concluded that our compensation policies and programs are not reasonably likely to have a material adverse effect on the Company.

Anti-Hedging and Anti-Pledging Policies

We maintain an Insider Trading Compliance Policy that prohibits our officers, directors and employees from purchasing financial instruments (including prepaid variable forward contracts, equity swaps, and collars), or otherwise engaging in transactions, that hedge or offset, or are designed to hedge or offset, any decrease in the market value of our stock. It further prohibits pledging our stock as collateral to secure loans, margin purchases of our stock, short sales of our stock, and any transactions in puts, calls or other derivative securities involving our stock.

Tax Considerations: Section 162(m)

When reviewing compensation matters, the Compensation Committee considers the anticipated tax consequences to us (and, when relevant, to our executive officers) of the various payments under our compensation programs. Section 162(m) of the Code generally disallows a tax deduction for any publicly held corporation for individual compensation of more than $1.0 million in any taxable year to certain executive officers. The Compensation

Committee, after considering the potential impact of the application of Section 162(m) of the Code, may provide compensation to executive officers that may not be tax deductible if it believes that providing that compensation is in the best interests of the Company and its stockholders.

Accounting Policies for Stock-Based Compensation

We follow the Financial Accounting Standards Board’s Accounting Standards Codification Topic 718, or ASC Topic 718, for our stock-based compensation awards. ASC Topic 718 requires companies to calculate the grant date “fair value” of their stock-based awards using a variety of assumptions. ASC Topic 718 also requires companies to recognize the compensation cost of their stock-based awards in their income statements over the period that an employee is required to render service in exchange for the award. Grants of stock options and restricted stock units under our equity incentive award plans are accounted for under ASC Topic 718. Our Board or Committee will consider the accounting implications of significant compensation decisions, especially in connection with decisions that relate to our equity incentive award plans and programs. As accounting standards change, the Compensation Committee may revise certain programs to appropriately align accounting expenses of equity awards with the overall executive compensation philosophy and objectives.

Report of the Compensation Committee on Executive Compensation

This Compensation Committee Report shall not be deemed to be incorporated by reference into any filing made by the Company under the Securities Act of 1933 or the Exchange Act, notwithstanding any general statement contained in any such filing incorporating this proxy statement by reference, except to the extent the Company incorporates such Report by specific reference.

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with the management of the Company. Based on this review and these discussions, we have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K and the Company’s proxy statement.

The preceding report has been furnished by the following members of the Compensation Committee:

Ian Clark, Chair

Samir Kaul

Vijaya Gadde

Meghan Joyce

COMPENSATION TABLES

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus (2) ($)	Stock Awards (3) ($)	Option Awards (4) ($)	Non-Equity Incentive Plan Compensation (5) ($)	All Other Compensation (6) ($)	Total ($)
Helmy Eltoukhy (1)	2021	1	—	—	—	—	13,664	13,665
Chairman and Co-Chief Executive Officer	2020	209,937	—	113,595,323	—	—	65,726	113,870,986
	2019	500,000	—	—	—	412,500	2,406	914,906
AmirAli Talasaz (1)	2021	1	—	—	—	—	13,270	13,271
Co-Chief Executive Officer	2020	209,937	—	113,595,323	—	—	79,780	113,885,040
	2019	500,000	—	—	—	412,500	2,406	914,906
Michael Bell	2021	439,616	500,000	2,941,720	2,317,493	250,155	10,998	6,459,981
Chief Financial Officer
Craig Eagle	2021	317,885	2,370,000	1,642,986	1,935,250	186,390	3,531	6,456,043
Chief Medical Officer
Christopher Freeman	2021	249,231	300,000	2,156,323	2,539,902	183,938	7,056	5,436,449
Chief Commercial Officer
John Saia	2021	413,654	30,000	495,020	577,753	187,454	10,112	1,713,993
Senior Vice President, General Counsel & Corporate Secretary	2020	304,346	30,000	1,362,000	1,234,607	196,800	9,359	3,137,112

(1)

In connection with the Founders’ 2020 Performance Awards granted to Drs. Eltoukhy and Talasaz in May 2020, pursuant to the Waiver Letters, each of Drs. Eltoukhy and Talasaz formally agreed to accept a base salary of $1 per year and waived their opportunity to receive annual incentive opportunities or payouts under our annual incentive plan, or to receive grants of time-based equity awards, for seven years.

(2)

The amounts shown in the Bonus column reflect sign-on bonuses granted to each of Messrs. Bell, Freeman and Saia and Dr. Eagle, to induce each of those named executive officers to begin employment with us. The sign-on bonuses for each of the named executive officers is subject to clawback (on a prorated basis) in the event the named executive officer voluntarily terminates employment with us prior to completing a specified period of service, in each case as set forth in that officer’s employment offer letter.

(3)

The amounts shown in the Stock Awards column represent the aggregate grant date fair value of the RSUs and, if applicable, PSUs, granted to the named executive officer, in each case computed in accordance with Topic 718, excluding the effect of estimated forfeitures. The amounts for the PSUs granted in 2021 are based on the probable outcome of the applicable performance conditions, which is the target value; the value of the PSUs, if the performance conditions are attainted at maximum, is the same. For information regarding assumptions, factors and methodologies used in our computations pursuant to Topic 718, see Note 12 to our consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2021.

(4)

The amounts shown in the Option Awards column represent the aggregate grant date fair value of stock options computed in accordance with Topic 718. Valuations of options were determined using the Black-Scholes option pricing model. For information regarding assumptions, factors and methodologies used in our computations pursuant to Topic 718, see Note 12 to our consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2021.

(5)

The amounts shown in the Non-Equity Incentive Plan Compensation column are comprised of amounts paid in respect of our annual incentive plan, as determined by the Compensation Committee in accordance with the plan and the awards thereunder. Payments pursuant to the annual incentive plan are generally made early in the year following the year in which they are earned. As described in Note 1, each of Drs. Eltoukhy and Talasaz waived their opportunity to receive annual incentive opportunities or payouts under our annual incentive plan.

(6)

For Messrs. Bell, Freeman and Saia and Dr. Eagle, the amounts shown include Company matching contributions to the tax-qualified 401(k) retirement plan and premiums paid by the Company for supplemental disability coverage. For Drs. Eltoukhy and Talasaz, the amounts shown represent (i) the waived health insurance premiums and (ii) related tax reimbursements of $6,776 and $6,652, respectively, resulting from the salary waiver for each.

2021 Grants of Plan Based Awards Table

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)(2)			Estimated Future Payouts Under Equity Incentive Plan Awards (3)			All Other Stock Awards: Number of Shares of Stock or Units (4) (#)	All Other Option Awards: Number of Securities Underlying Options (5) (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value Of Stock and Option Awards (6) ($)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Helmy Eltoukhy (2)		—	—	—
AmirAli Talasaz (2)		—	—	—
Michael Bell		—	225,000	450,000
	05/04/2021					6,617	6,617				980,573
	05/04/2021							13,234			1,961,146
	05/04/2021								26,467	148.19	2,317,493
Craig Eagle		—	237,500	475,000
	08/03/2021							14,870			1,642,986
	08/03/2021								29,740	110.49	1,935,250
Christopher Freeman		—	225,000	450,000
	08/03/2021							19,516			2,156,323
	08/03/2021								39,032	110.49	2,539,902
John Saia		—	207,500	415,000
	11/02/2021							4,209			495,020
	11/02/2021								8,418	117.61	577,753

Annual Incentive Plan

(1)

The amounts disclosed in these columns reflect the threshold, target and maximum annual cash incentive opportunities of our NEOs for 2021. The amounts of the annual cash incentive opportunities depend on the eligible annual base salary in effect at year end for each NEO. Below threshold performance on the financial metrics results in 0% payout. However, the milestone metrics do not establish threshold performance and thus payout for those metrics could be as little as 1%. See “Compensation Discussion and Analysis—Compensation Program Components—Annual Incentive Plan” for a detailed description of annual incentive plan awards, including the criteria for determining the amounts payable. Actual 2021 annual incentive plan results are reported in the “Summary Compensation Table” in the “Non-Equity Incentive Plan Compensation” column. The maximum award is 200% of target. Linear interpolation is used to determine the applicable payout amount between threshold and target and between target and maximum.

(2)

In connection with the Founders’ 2020 Performance Awards granted to Drs. Eltoukhy and Talasaz in May 2020 for a maximum term of seven years, each of Drs. Eltoukhy and Talasaz formally waived their opportunity to receive annual incentive opportunities and payouts under our annual incentive plan.

Performance Stock Units

(3)

Amounts disclosed in this column reflect the number of shares that may be realized under the PSU awards if certain operational and financial performance metrics related to revenue and a Guardant SHIELD launch are attained within the applicable performance period. If performance falls below the levels necessary to achieve the target amount, then no PSUs would be awarded. The award is subject to an additional service period requirement of six months if the performance conditions are met.

Restricted Stock Units

(4)

Amounts disclosed in this column reflect the number of RSUs granted to our NEOs in 2021. The RSUs granted as part of the annual equity grant vest over four years; one-fourth of the RSUs will vest on each anniversary of the grant date, subject to continued service.

Stock Options

(5)

Amounts disclosed in this column reflect the number of stock options granted to our NEOs in 2021. The options vest and become exercisable as to one-fourth of the shares on the first anniversary of the grant date, and monthly thereafter at a rate of one forty-eighth (1/48) of the shares per month over the next three years, subject to continued service.

Grant Date Fair Value

(6)

The amounts shown for PSUs represent the aggregate grant date fair value of the PSUs, computed over the four-year performance period, determined as of the end of the month following the grant date in accordance with Topic 718, and based on the probable outcome of the applicable performance conditions. The amounts shown in for RSUs represent the aggregate grant date fair value of time-based RSUs, computed in accordance with Topic 718, excluding the effect of estimated forfeitures. Amounts in this column relating to RSUs reflect the market value of the RSUs using the closing price of a share of our common stock as reported on Nasdaq on the date of grant, multiplied by the number of shares underlying each award. The amounts shown in this column for stock options represent the aggregate grant date fair value of the stock options computed in accordance with Topic 718. Valuations of options were determined using the Black-Scholes option pricing model. For information regarding assumptions, factors and methodologies used in our computations pursuant to Topic 718, see Note 12 to our consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2021.

2021 Outstanding Equity at Fiscal Year End Table

				Option Awards				Stock Awards
				Number of Securities Underlying Unexercised Options		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units That Have Not Vested (3) (#)	Market Value of Shares or Units That Have Not Vested (4) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (5) (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (6) ($)
Name	Award Type	Grant Date		Exercisable (1) (#)	Unexercisable (2) (#)
Helmy Eltoukhy	Options	07/14/2017	(7)	711,612		4.18	07/13/2022

	PSUs	05/26/2020	(8)							1,130,382	113,060,808

AmirAli Talasaz	Options	07/14/2017	(7)	567,659		4.18	07/13/2022
	PSUs	05/26/2020	(8)							1,130,382	113,060,808
Michael Bell	Options	05/04/2021	(9)	—	26,467	148.19	05/03/2031
	RSUs	05/04/2021	(10)					13,234	1,323,665

	PSUs	05/04/2021	(11)							6,617	661,832
Craig Eagle	Options	08/03/2021	(9)	—	29,740	110.49	08/03/2031
	RSUs	08/03/2021	(10)					14,870	1,487,297
Christopher Freeman	Options	08/03/2021	(9)	—	39,032	110.49	08/03/2031
	RSUs	08/03/2021	(10)					19,516	1,951,990
John Saia	Options	07/22/2020	(9)	10,343	14,481	82.83	07/21/2030
	Options	11/02/2021	(9)	—	8,418	117.61	11/01/2031
	RSUs	07/22/2020	(10)					9,309	931,086
	RSUs	09/11/2020	(10)					2,619	261,952
	RSUs	11/02/2021	(12)					4,209	420,984

(1)

Amounts disclosed in this column reflect the number of options granted to our NEOs that are subject to time based vesting and that had vested as of December 31, 2021. The options expire ten years from the date of grant, except for Drs. Eltoukhy and Talasaz, whose options expire five years from the date of grant. The options have an exercise price of no less than 100% of the fair market value of a share of our common stock on the date of grant. See “Potential Payments Upon Termination or Change in Control” for information on the treatment of options upon death, disability, termination or change in control.

(2)	Amounts disclosed in this column reflect the number of options granted to our NEOs that were subject to time based vesting that had not vested as of December 31, 2021.

(3)

Amounts in this column reflect the number of unvested RSUs that were subject to time-based vesting and that had not vested as of December 31, 2021. See “Potential Payments Upon Termination or Change in Control” for information about the treatment of RSUs upon death, disability, termination or change in control.

(4)

Amounts in this column reflect the market value of the RSUs using the closing price of a share of our common stock as reported on Nasdaq on December 31, 2021, the last trading day of the year, multiplied by the number of shares underlying each award.

(5)

Amounts in this column reflect the number of unvested PSUs that are subject to performance-based vesting conditions as of December 31, 2021. See “Potential Payments Upon Termination or Change in Control” for information about the treatment of PSUs upon death, disability or change in control.

(6)

Amounts in this column reflect the market value of the unvested PSUs using the closing price of a share of our common stock as reported on Nasdaq on December 31, 2021, the last trading day of the year, multiplied by the number of shares underlying each award.

(7)	1/48th of the shares subject to the option will vest on each monthly anniversary of the vesting commencement date (April 23, 2017), subject to the NEO’s continued service.

(8)

The amounts shown for Drs. Eltoukhy and Talasaz represent the unvested portion of the Founders’ 2020 Performance Awards which are intended to compensate Drs. Eltoukhy and Talasaz over their seven-year maximum term and will become vested only if our stock price reaches (and maintains for a specified period) stock price hurdles of $150/share and $200/share during such seven-year period.

(9)

1/4 of the shares subject to the option will vest (or, if applicable, vested) on the one-year anniversary of the grant date, and 1/48th of the shares subject to the option will vest on each monthly anniversary thereafter, subject to the NEO’s continued service.

(10)	1/4th of the shares subject to the RSU agreement will vest on each anniversary of the grant date, subject to the NEO’s continued service.

(11)

The amounts shown for Mr. Bell reflect the number of PSUs that are subject to performance-based vesting conditions as of December 31, 2021, which will be distributed if specified financial and product development-related performance conditions are attained during the performance period. The PSUs will vest upon the attainment of the performance conditions, and further subject to Mr. Bell’s continued employment with us for the six-month period immediately following the performance period.

(12)

1/4 of the shares subject to the option vested on April 15, 2021 and 1/48th of the shares subject to the option will vest (or, if applicable, vested) on each monthly anniversary thereafter, subject to the NEO’s continued service.

2021 Options Exercised and Stock Vested

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (1) (#)	Value Realized on Exercise (2) ($)	Number of Shares Acquired on Vesting (3) (#)	Value Realized on Vesting (4) ($)
Helmy Eltoukhy	23,923	2,322,923	565,192	73,214,972
AmirAli Talasaz	23,923	2,322,923	565,192	73,214,972
Michael Bell
Craig Eagle
Christopher Freeman
John Saia			3,975	608,099

(1)	The amounts shown in this column represent the number of shares acquired on the exercise of options during 2021.

(2)

The amounts shown in this column represent the dollar value that was received upon exercise, which was equal to the number of shares acquired on exercise multiplied by the difference between the closing price of a share of our common stock on the date of exercise and the option exercise price.

(3)	The amounts shown in this column reflect the number of PSUs that vested for Drs. Eltoukhy and Talasaz, and RSUs for Mr. Saia, during 2021.

(4)

The amounts shown in this column reflect the value realized upon vesting of the PSUs for Drs. Eltoukhy and Talasaz, and RSUs for Mr. Saia, as calculated based on the price of a share of our common stock on the vesting date, multiplied by the number of shares underlying each award.

Potential Payments Upon Termination or Change in Control

Upon a termination, or upon a change in control of Guardant Health, the Company maintains certain arrangements, guidelines, plans and programs pursuant to which our NEOs could be eligible to receive certain cash severance, equity vesting and other benefits.

The amounts that the NEOs could receive are set forth below for the following types of termination of employment:

•	Termination without cause or by executive for good reason not in connection with a change in control;

•	Termination without cause or by executive for good reason following a change in control; and

•	Death or disability.

Executive Severance Plan

In September 2018, our Board adopted the Guardant Health, Inc. Executive Severance Plan (the “Severance Plan”). The Severance Plan provides for the payment of certain severance and other benefits to participants according to their participant tier in the event of a qualifying termination of employment with us. Drs. Eltoukhy and Talasaz are designated as “Tier 1” participants. Messrs. Bell, Saia and Freeman and Dr. Eagle are designated as “Tier 2” participants.

As discussed above, each of Drs. Eltoukhy and Talasaz have agreed by means of a written Waiver Letter filed with the SEC to effectively forego all base salary and annual incentive for a period of seven years. Consequently, while the terms of the Severance Plan do apply, the amount of base salary upon which they are based is nominal.

Severance Not in Connection with a Change in Control. Under the Severance Plan, in the event of a termination of a participant’s employment by us without “cause” or by the participant for “good reason,” in either case, more than three months prior to or more than one year after “a change in control” (as defined in the 2018 Plan), the participant will be eligible to receive the following benefits:

•	“Tier 1” participants:

○	a lump-sum cash payment equal to 100% of the participant’s then-current annual base salary; and

○	company-paid COBRA premium payments for the participant and his or her covered dependents for up to 12 months.

•	“Tier 2” participants:

○	a lump-sum cash payment equal to 50% of the participant’s then-current annual base salary; and

○	company-paid COBRA premium payments for the participant and his or her covered dependents for up to 6 months.

Severance in Connection with a Change in Control. In the event of a termination by us of a participant’s employment without “cause” or by the participant for “good reason,” in either case, within the period beginning three months prior to a “change in control” (as defined in the 2018 Plan) and ending on the one-year anniversary of such change in control, the participant will be eligible to receive:

•	“Tier 1” participants:

○

a lump sum cash payment equal to the sum of (a) 150% of the participant’s then-current annual base salary and (b) 100% of the participant’s target cash performance bonus, if any, for the year in which the qualifying termination occurs;

○	accelerated vesting of all equity awards which vest based solely on the participant’s continued service with us or the passage of time; and

○	company-paid COBRA premium payments for the participant and his or her covered dependents for up to 18 months.

•	“Tier 2” participants:

○	a lump sum cash payment equal to 100% of the sum of participant’s then-current annual base salary and target cash performance bonus, if any, for the year in which the qualifying termination occurs;

○	accelerated vesting of all equity awards which vest based solely on the participant’s continued service with us or the passage of time; and

○	company-paid COBRA premium payments for the participant and his or her covered dependents for up to 12 months.

Any participant’s right to receive the severance payments and benefits described above is subject to his or her delivery and, as applicable, non-revocation of a general release of claims in our favor, and his or her continued compliance with any applicable restrictive covenants.

In addition, in the event that any payment under the Severance Plan, together with any other amounts paid to the participant by us, would subject such participant to an excise tax under Section 4999 of the Internal Revenue Code, such payments will be reduced to the extent that such reduction would produce a better net after-tax result for the participant.

For purposes of the Severance Plan, “cause” generally means the occurrence of any one or more of the following events (unless, to the extent capable of correction, the participant fully corrects the circumstances constituting cause within 15 days after written notice thereof): (i) the participant’s willful failure to substantially perform his or her duties (other than such failure resulting from the participant’s incapacity due to physical or mental illness or any such actual or anticipated failure after his or her issuance of a notice of termination for “good reason”), after a written demand for performance is delivered to the participant by our Compensation Committee; (ii) the participant’s commission of an act of fraud or material dishonesty resulting in reputational, economic or financial injury to us; (iii) the participant’s material misappropriation or embezzlement of our property or the property of any of our affiliates; (iv) the participant’s commission of (including entry of a guilty or no contest plea to) a felony (other than a traffic violation) or other crime involving moral turpitude, or the participant’s commission of unlawful harassment or discrimination; (v) the participant’s willful misconduct or gross negligence with respect to any material aspect of our business or a material breach by the participant of his or her fiduciary duty to us, which willful misconduct, gross negligence or material breach has a material and demonstrable adverse effect on us; or (vi) the participant’s material breach of his or her obligations to us under a written agreement with us.

For purposes of the Severance Plan, “good reason” generally means the occurrence of any one or more of the following without the participant’s prior written consent unless we fully correct the circumstances constituting good reason (provided such circumstances are capable of correction): (i) a material diminution in the participant’s position (including status, offices, titles and reporting requirements), authority, duties or responsibilities, excluding for this purpose any isolated, insubstantial or inadvertent actions not taken in bad faith and which are remedied by us promptly after receipt of notice thereof given by the participant; (ii) the material reduction by us of participant’s then-current annual base salary, other than as a result of a proportionate, across-the-board reduction of base compensation payable to similarly situated employees; or (iii) a material change in the geographic location at which the participant performs his or her principal duties for us to a new location that is more than 30 miles from the location at which the participant performs his or her principal duties for us as of the date on which he or she first becomes a participant in the Severance Plan. The participant will not be deemed to have resigned for “good reason” unless (1) he or she provides us with written notice setting forth in reasonable detail the facts and circumstances claimed by the participant to constitute “good reason” within 90 days after the date of the occurrence of any event that the participant knows or should reasonably have known to constitute “good reason,” (2) we fail to cure such acts or omissions within 30 days following its receipt of such notice, and (3) the effective date of the participant’s termination for “good reason” occurs no later than 60 days after the expiration of the 30-day cure period set forth above.

Eltoukhy and Talasaz Letter Agreements

In addition, in 2019 we entered into letter agreements with each of Drs. Eltoukhy and Talasaz that provide that if either executive experiences a qualifying termination of employment for purposes of the Severance Plan, other than in connection with a change in control, then each time-based vesting company equity award held by the executive will vest and become exercisable as to the portion of the award that would have vested over the one-year period following the termination date (had the executive remained in continuous service during such period). This acceleration right is subject to the executive’s timely execution and non-revocation of a general release of claims.

Drs. Eltoukhy and Talasaz did not hold any unvested time-based equity awards as of December 31, 2021.

Termination Terms of Founders’ 2020 Performance Awards

Under the terms of the Founders’ 2020 Performance Awards, upon a termination of employment of Dr. Eltoukhy or Dr. Talasaz, the 2020 PSUs granted to such executive will be treated as follows, subject to the executive’s timely execution and non-revocation of a general release of claims:

•

If the employment of Dr. Eltoukhy or Dr. Talasaz is terminated by the Company without cause or by Dr. Eltoukhy or Dr. Talasaz for good reason, then one-third of the total PSUs will vest. Any then-remaining unvested PSUs will remain outstanding for up to six months following the termination of employment and will vest to the extent that the Company achieves a stock price goal during such time period.

•	The PSUs will vest in full upon a termination of the Founder’s employment due to his death.

•

If the employment of Dr. Eltoukhy or Dr. Talasaz terminates due to his disability, then the PSUs will remain outstanding and eligible to vest through the later to occur of (x) the one-year anniversary the termination date and (y) the four-year anniversary of the grant date (but not beyond the Expiration Date).

In the event of a change in control of the Company:

•

If the price per share received by the Company’s common stockholders in a change in control exceeds the greater of (i) the fair market value of the Company’s stock on the grant date and (ii) the volume-weighted average stock price over the 180 days ending on the grant date, but is less than $120 per share, then one-third of the total PSUs will vest.

•

If the price per share received by the Company’s common stockholders in a change in control equals or exceeds $120 per share, then the PSUs will vest with respect to any stock price goal achieved by the deal price. In addition, if the deal price is between two stock price goals, then either 50% or 100% of the PSUs associated with the greater goal will vest (depending on whether the deal price is more or less than 50% between the two goals).

•

In addition, if any then-remaining unvested PSUs are assumed, they will continue to be eligible to vest following the transaction based on the achievement of stock price goals adjusted to reflect the transaction.

Summary of Potential Payments upon Termination or Change in Control

The following table summarizes the payments that would be made to our NEOs upon the occurrence of certain qualifying terminations of employment or a change in control, in any case, occurring on December 31, 2021. In accordance with SEC rules, the potential payments upon termination or change in control do not include certain distributions or benefits to which the NEO is already entitled, including the value of equity awards that have already vested and distributions from qualified retirement plans. Since many factors (e.g., the time of year when the event occurs, our stock price) could affect the nature and amount of benefits an NEO could potentially receive, any amounts paid or distributed upon a future termination may be different from those shown in the tables below.

Name	Compensation Component	Change in Control		Involuntary Termination In Connection With a Change in Control		Termination without Cause or for Good Reason Termination		Death or Disability
Helmy Eltoukhy
	Cash Severance	—		2	(1)	1	(2)
	Long Term Incentives	—	(3)	—	(4)	—	(5)	113,060,808	(6)
	Benefits and Perquisites	—		47,965	(7)	31,977	(8)
	Executive Long Term Disability	—						—	(9)
	Total	0		47,967		31,978		113,060,808
AmirAli Talasaz
	Cash Severance	—		2	(1)	1	(2)
	Long Term Incentives	—	(3)	—	(4)	—	(5)	113,060,808	(6)
	Benefits and Perquisites	—		47,514	(7)	31,676	(8)
	Executive Long Term Disability	—						—	(9)
	Total	0		47,516		31,677		113,060,808
Michael Bell
	Cash Severance			675,000	(1)	225,000	(2)
	Long Term Incentives			1,323,665	(4)
	Benefits and Perquisites			31,676	(7)	15,838	(8)
	Executive Long Term Disability							1,360,000	(9)
	Total			2,030,341		240,838		1,360,000
Craig Eagle
	Cash Severance			712,500	(1)	237,500	(2)
	Long Term Incentives			1,487,297	(4)
	Benefits and Perquisites			23,021	(7)	11,510	(8)
	Executive Long Term Disability							1,168,000	(9)
	Total			2,222,818		249,010		1,168,000
Christopher Freeman
	Cash Severance			675,000	(1)	225,000	(2)
	Long Term Incentives			1,951,990	(4)
	Benefits and Perquisites			30,489	(7)	15,244	(8)
	Executive Long Term Disability							1,832,000	(9)
	Total			2,657,479		240,244		1,832,000
John Saia
	Cash Severance			622,500	(1)	207,500	(2)
	Long Term Incentives			1,862,950	(4)
	Benefits and Perquisites
	Executive Long Term Disability							1,704,000	(9)
	Total			2,485,450		207,500		1,704,000

(1)	Under the Company’s Severance Plan, for each of Drs. Eltoukhy and Talasaz, the amount is equal to the sum of 150% of the base salary in effect immediately prior to termination plus target annual incentive. For the other NEOs, the amount is equal to the sum of 100% of the base salary in effect immediately prior to termination plus target annual incentive.

(2)

Under the Company’s Severance Plan, for each of Drs. Eltoukhy and Talasaz, the amount is equal to 100% of the base salary in effect immediately prior to termination. For the other NEOs, the amount is equal to the sum of 50% of the base salary in effect immediately prior to termination.

(3)

Under the Founders’ 2020 Performance Awards, upon a change in control the PSUs are eligible to vest based on the price per share received by our common stockholders in connection with the change in control. Because the price of a share of our common stock as of December 31, 2021 was $100.02, no portion of the awards would have vested on a change in control on that date.

(4)

Under the Company’s Severance Plan, all unvested stock options and RSUs, which vest based solely on the participant’s continued service with us or the passage of time, will vest. The amount shown for Messrs. Bell, Eagle, Freeman and Saia includes the value of all unvested stock options based on the difference between the exercise price and the closing price of a share of our common stock as of December 31, 2021 ($100.02) plus the market value of all unvested RSUs based on the closing price of a share of our common stock as of December 31, 2021. The amount shown for Mr. Bell includes the market value of all unvested PSUs based on the price of a share of our common stock as of December 31, 2021. Under the Founders’ 2020 Performance Awards, upon a change in control the PSUs are eligible to vest based on the price per share received by our common stockholders in connection with the change in control. Because the price of a share of our common stock as of December 31, 2021 was $100.02, no portion of the awards would have vested on a change in control and qualifying termination on that date.

(5)

Under the Founders’ 2020 Performance Awards, any then-remaining unvested PSUs will remain outstanding for up to six months following the termination of employment and will vest to the extent that the Company achieves a stock price goal during such time period.

(6)

Under the Founders’ 2020 Performance Awards for each of Drs. Eltoukhy and Talasaz, the amount reflects the vesting upon death of all remaining unvested PSUs. If the employment of Dr. Eltoukhy or Dr. Talasaz terminates due to disability, then the PSUs will remain outstanding and eligible to vest through the later to occur of (x) the one-year anniversary the termination date and (y) the four-year anniversary of the grant date (but not beyond the expiration date of the PSUs).

(7)

Under the Company’s Severance Plan, the amount is the Company’s reimbursement for the full amount of the COBRA premium payments for an 18-month period following termination for Dr. Eltoukhy and Dr. Talasaz, and for a 12-month period for the other NEOs.

(8)

Under the Company’s Severance Plan, the amount is the Company’s reimbursement for the full amount of the COBRA premium payments for a 12-month period following termination for Dr. Eltoukhy and Dr. Talasaz, and for a 6-month period for the other NEOs.

(9)

The amounts reported represent the disability benefit payable to each NEO until age 67 in the event of termination of employment due to disability. Drs. Eltoukhy and Talasaz were not eligible for the executive long term disability benefit because in 2020, pursuant to the Waiver Letters, each of their annual base salary was reduced to $1 and therefore would not cover the benefit’s premium.

CEO Pay Ratio

Under rules adopted pursuant to the Dodd-Frank Act, we are required to calculate and disclose the total compensation paid to our median paid employee, as well as the ratio of the total compensation paid to the median employee as compared to the total compensation paid to our Chief Executive Officer (the “CEO Pay Ratio”). The paragraphs that follow describe our methodology and the resulting CEO Pay Ratio.

Measurement Date

We identified the median employee using our employee population on October 1, 2021 (including all employees, whether employed on a full-time, part-time, seasonal or temporary basis).

Consistently Applied Compensation Measure

Under the relevant rules, we are required to identify the median employee by use of a “consistently applied compensation measure” (“CACM”). We chose a CACM that closely approximates the annual target total direct compensation of our employees. Specifically, we identified the median employee by aggregating, for each employee as of October 1, 2021: (1) annual base pay, (2) annual target cash incentive opportunity, and (3) the grant date fair value for equity awards granted in 2021. In identifying the median employee, we annualized the compensation values of individuals who joined our Company during 2021.

Methodology and Pay Ratio

After applying our CACM methodology, we identified the median employee. Once the median employee was identified, we calculated the median employee’s annual target total direct compensation in accordance with the requirements of the Summary Compensation Table.

Our median employee’s compensation in 2021, as calculated using Summary Compensation Table requirements, was $259,843. As disclosed in the Summary Compensation Table, the 2021 compensation was $13,665 for Dr. Eltoukhy and $13,271 for Dr. Talasaz. Therefore, using the highest-compensated of our co-CEOs, the CEO Pay Ratio for 2021 is approximately 0.1:1.

This information is being provided for compliance purposes and is a reasonable estimate calculated in a manner consistent with the SEC rules, based on our internal records and the methodology described above. The SEC rules for identifying the median compensated employee allow companies to adopt a variety of methodologies, to apply certain exclusions and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices. Accordingly, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies have different employee populations and compensation practices and may use different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios. Neither the Compensation Committee nor management of the Company used the CEO Pay Ratio measure in making compensation decisions.

PROPOSAL 2

RATIFICATION OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

Our Audit Committee has appointed Ernst & Young to serve as our independent registered public accounting firm for our fiscal year ending December 31, 2022. Ernst & Young has served as our independent registered public accounting firm since 2015.

At the Annual Meeting, our stockholders are being asked to ratify the appointment of Ernst & Young as our independent registered public accounting firm for our fiscal year ending December 31, 2022. Our Board is submitting the appointment of Ernst & Young to our stockholders because we value our stockholders’ views on our independent registered public accounting firm and as a matter of good corporate governance. Notwithstanding the appointment of Ernst & Young, and even if our stockholders ratify their appointment, our Audit Committee, in its discretion, may appoint another independent registered public accounting firm at any time during our fiscal year if our Audit Committee believes that such a change would be in the best interests of our Company and our stockholders. If our stockholders do not ratify the appointment of Ernst & Young, our Audit Committee will review the stockholder vote and appointment of Ernst & Young and will, in its discretion, determine whether to continue to retain Ernst & Young for 2022. Representatives of Ernst & Young will be present at the Annual Meeting, and they will have an opportunity to make a statement and will be available to respond to appropriate questions from our stockholders.

AUDIT MATTERS

Fees Paid to the Independent Registered Public Accounting Firm

The following table presents fees for professional audit services and other services rendered to us by Ernst & Young for the years ended December 31, 2021 and December 31, 2020, respectively.

	Year Ended December 31,

Type of Fees	2021	2020

Audit Fees	$2,729,891	$3,450,502

Audit Related Fees	—	—

Tax Fees	154,500	—

Total Fees	$2,884,391	$3,450,502

In the above table, in accordance with the definitions of the SEC, are the following fees:

•

“Audit Fees” include billed and unbilled fees for the audit of our consolidated financial statements included in our annual report on Form 10-K, the review of the unaudited interim financial statements included in our quarterly report on Form 10-Q and other professional services related to various consultation matters;

•

“Audit Related Fees” include fees for assurance and related services that are reasonably related to the performance of the audit and the review of our financial statements and are not reported under “Audit Fees”; and

•

“Tax Fees” include fees related to preparation and filing of our U.S. federal and state tax returns, as well as audit support. For the years ended December 31, 2021 and 2020, no amounts were incurred by the Company for tax advice, planning or consulting services.

Pre-Approval Policies and Procedures

The Audit Committee has approved all audit and non-audit services provided in 2021, prior to such service being provided by Ernst & Young. The Audit Committee’s policy is for the Audit Committee to approve all audit and non-audit services prior to such services being performed by the independent registered public accounting firm.

Audit Committee Report

The Audit Committee has reviewed and discussed the audited consolidated financial statements for the year ended December 31, 2021 with Guardant’s management and with Guardant’s independent registered public accounting firm, Ernst & Young.

The Audit Committee has discussed with Ernst & Young those matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (the “PCAOB”) and the SEC.

The Audit Committee has received and reviewed the written disclosures and the letter from Ernst & Young required by the PCAOB regarding Ernst & Young’s communications with the Audit Committee concerning independence and has discussed with Ernst & Young its independence from Guardant Health, Inc. and its management.

Based on the review and discussions referenced above, the Audit Committee recommended to our Board that the audited consolidated financial statements for the year ended December 31, 2021 be included in the Annual Report on Form 10-K for that year for filing with the SEC.

Respectfully submitted by the Audit Committee,

Stanley Meresman, Chair

Ian Clark

Bahija Jallal

Meghan Joyce

Myrtle Potter

PROPOSAL 3

ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

We are seeking an advisory, non-binding stockholder vote to approve the compensation of our NEOs as described in the “Compensation Discussion and Analysis,” executive compensation tables and accompanying narrative disclosures above on pages 34 through 71, referred to as the “say-on-pay vote”. In 2020, following an advisory vote of our stockholders on frequency of advisory votes on our named executive officer compensation, the Board determined to include an advisory vote on our named executive officer compensation in our proxy materials annually until the next required stockholder vote on frequency.

The Board believes that the information provided in the “Compensation Discussion and Analysis” and the executive compensation tables demonstrates that our executive compensation programs are designed appropriately, emphasize pay for performance and are working to ensure that management’s interests are aligned with our stockholders’ interests to support long-term value creation.

This vote is advisory, which means that this vote is not binding on us, our Board or our Compensation Committee. Although non-binding, our Board and our Compensation Committee will review and consider the voting results when making future decisions regarding our executive compensation programs.

RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Policies and Procedures for Review, Approval or Ratification of Transactions with Related Persons

Our Board has adopted a Related Person Transaction Policy and Procedures, setting forth the policies and procedures for the review and approval or ratification of related person transactions. This policy covers, with certain exceptions consistent with the exceptions set forth in Item 404 of Regulation S-K, any transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships, in which we (including any of our subsidiaries) are, were or will be a participant, where the amount involved exceeds $120,000 in any fiscal year and a related person has, had or will have a direct or indirect material interest.

Under the policy, management is responsible for implementing procedures to obtain information with respect to potential related person transactions, and then determining whether such transactions constitute related person transactions subject to the policy. Management then is required to present to the Audit Committee each proposed related person transaction. In reviewing and approving any such transactions, our Audit Committee is tasked to consider all relevant facts and circumstances, including, but not limited to, whether the transaction is on terms comparable to those that could be obtained in an arm’s length transaction and the extent of the related person’s interest in the transaction. If advance Audit Committee approval of a related person transaction is not feasible, then the transaction may be preliminarily entered into by management upon prior approval by the Chairperson of the Audit Committee, subject to ratification of the transaction by the Audit Committee at the Audit Committee’s next regularly scheduled meeting. Management is responsible for updating the Audit Committee as to any material changes to any approved or ratified related person transaction and for providing a status report at least annually of all current related person transactions at a regularly scheduled meeting of the Audit Committee. No director may participate in approval of a related person transaction for which he or she is a related person. Unless noted otherwise, all of the transactions, agreements or relationships described in this section occurred prior to the adoption of this policy.

The following are certain transactions, arrangements and relationships with our directors, executive officers and stockholders owning 5% or more of our outstanding common stock (a “Related Party Stockholder”). We believe that the terms of such agreements are as favorable as those we could have obtained from parties not related to us.

Joint Venture with SoftBank

In May 2018, we formed a joint venture, Guardant Health AMEA, Inc. (the “Joint Venture”), with an entity affiliated with SoftBank Vision Fund (AIV M1) L.P. (“SoftBank”), relating to the sale, marketing and distribution of our tests in all areas in the “JV Territory” which is defined as all areas in the world outside of North America, Central America, South America, the United Kingdom, all other member states of the European Union as of May 2017, Iceland, Norway, Switzerland and Turkey. In a given country, depending on the market opportunity in a country, the Joint Venture may create direct operations, sell through a distribution model or license to a third party. Direct operations would entail full operations, including a laboratory, sales and marketing and regulatory, among other functions. Under the distribution model, our tests would be marketed and sold by the Joint Venture or a third-party distributor in relevant countries within the JV Territory, and the tests would be performed by or on behalf of us or our affiliates outside of such countries on samples obtained by the Joint Venture or third-party distributor in such countries. Under the license model, the Joint Venture, or an entity designated by the Joint Venture, would be licensed to market and sell the tests in relevant countries within the JV Territory, and the Joint Venture, or an entity designated by the Joint Venture, would perform the tests on samples obtained in such countries. Following a determination by the board of directors of the Joint Venture on the appropriate model for an individual country, we will enter into agreements with the Joint Venture with respect to the individual country based on the license or distribution model. We expect to rely on the Joint Venture to accelerate commercialization of our products in Asia, the Middle East and Africa, with our initial focus being on Japan. The Joint Venture generated total revenue of $14.7 million for the year ended December 31, 2021, the majority of which was from direct sales of our tests in the Asia Pacific region.

Formation, Capitalization and Financing of Joint Venture

In May 2018, an entity affiliated with SoftBank purchased 50% of the original issued shares of the Joint Venture in exchange for $41.0 million in cash, and we purchased 50% of the original issued shares of the Joint Venture in exchange for $9.0 million in cash and our entry into various ancillary agreements necessary to provide the Joint Venture with the rights needed to operate its business. As a result of these transactions, we and SoftBank each currently own 50% of the outstanding capital stock of the Joint Venture. All stockholders of the Joint Venture have a pro rata right to any dividends or other distributions from the Joint Venture, in proportion to the holder’s percentage ownership in the Joint Venture.

Under the terms of the joint venture agreement, neither we nor SoftBank or its affiliates is obligated to make any further capital contribution, in cash or otherwise, to the Joint Venture. In the event the Joint Venture requires any additional funding for its operations, the Joint Venture may seek debt financing from third parties, or may seek additional financing from its major shareholders, which will be on a pro rata basis among major shareholders unless such shareholders agree otherwise. For purposes of the joint venture agreement, “major shareholder” refers to us, so long as we hold at least 50% of the shares in the Joint Venture issued to us in May 2018, to SoftBank, so long as it and its affiliates hold at least 50% of the shares in the Joint Venture issued to it in May 2018, and to any other shareholder holding at least 30% of the outstanding shares of the Joint Venture.

Governance and Related Party Transactions

The board of directors of the Joint Venture is responsible for the supervision and management of the Joint Venture. Under the terms of the joint venture agreement, the board of directors of the Joint Venture is required to consist of four directors, with two being appointed by us and two being appointed by SoftBank. Each director is entitled to one vote, and each resolution of the board requires majority approval, including by at least one of our appointed directors and one of SoftBank’s appointed directors. The Board’s chair position is required to be held in alternate years by a SoftBank appointee and one of our appointees. Both we and SoftBank may remove our own appointed directors by giving written notice to the other party.

Notwithstanding the foregoing, any decision on behalf of the Joint Venture relating to, among other things, action by the Joint Venture relating to the entry into, termination, amendment or waiver of any provision of an agreement between the Joint Venture and either us or SoftBank is required to be made by the disinterested party’s director appointees.

Exercise under Put-Call Arrangement

The joint venture agreement between us and SoftBank includes a put-call arrangement with respect to the shares of the Joint Venture held by SoftBank and its affiliates. SoftBank has a put right to cause us to purchase all shares of the Joint Venture held by SoftBank and its affiliates, and we have a call right to purchase all such shares in the event of (i) certain material disagreements relating to the Joint Venture or its business that may seriously affect the ability of the Joint Venture to perform its obligations under the joint venture agreement or may otherwise seriously impair the ability of the Joint Venture to conduct its business in an effective matter, other than one relating to the Joint Venture’s business plan or to factual matters that may be capable of expert determination; (ii) the effectiveness of our initial public offering, a change in control, the seventh anniversary of the formation of the Joint Venture, or each subsequent anniversary of each of the foregoing events; or (iii) a material breach of the joint venture agreement by the other party that goes unremedied within 20 business days.

In November 2021, we exercised our call right to purchase all shares of the Joint Venture held by SoftBank and its affiliates, and therefore SoftBank no longer has a put right. Because the shares of the Joint Venture are not publicly traded or listed on a nationally recognized stock exchange, the purchase price per share of the Joint Venture will be determined by an independent third-party valuation firm. The independent third-party valuation firm may evaluate a range of factors and employ assumptions that are subjective in nature. The aggregate purchase price will be no less than an amount that yields a 20% internal rate of return on the $41.0 million of capital invested by SoftBank in May 2018 as stipulated in the joint venture agreement. SoftBank and us have initiated a process to determine the independent valuation of the Joint Venture, which includes the appointment of independent third-party valuation firms by both SoftBank and us. In accordance with the joint venture agreement, because we exercised our call right, SoftBank will choose the form of consideration we pay for SoftBank’s interest in the Joint Venture, which may be in cash (including in the form of a promissory note), shares of our common stock, or a combination of cash and common stock. We are required to purchase the shares of the Joint Venture on a date determined by us and no more than 30 business days after the determination by the independent third-party valuation firm of the aggregate purchase price to be paid for the shares. Upon exercising our call right, if we fail to purchase all of the shares of the Joint Venture held by SoftBank and its affiliates, other than in connection with the 40% limitation described in the preceding paragraph, we are required to pay SoftBank interest on the applicable purchase price. The interest will be payable monthly, in cash, at a rate of 15% per annum, and will accrue from the date the purchase of the shares should have occurred until the date we actually purchase the shares.

We expect to complete this transaction before the end of the second quarter of 2022.

Termination

The joint venture agreement will terminate upon the closing of our purchase of all of the shares in the Joint Venture held by SoftBank and its affiliates.

Indemnification Agreements

Our Bylaws provide that we will indemnify our directors and officers to the fullest extent permitted by the laws of the State of Delaware in effect from time to time, subject to certain exceptions contained in our bylaws. In addition, our Certificate of Incorporation provides that our directors will not be personally liable to us or our stockholders for any damages other than for breaches of fiduciary duty involving intentional misconduct, fraud or a knowing violation of law.

We have entered into indemnification agreements with each of our executive officers and directors. The indemnification agreements provide the executive officers and directors with contractual rights to indemnification, and expense advancement and reimbursement, to the fullest extent permitted under the laws of the State of Delaware in effect from time to time, subject to certain exceptions contained in those agreements.

SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS AND CERTAIN BENEFICIAL OWNERS

The following table sets forth certain information regarding the ownership of our common stock as of April 18, 2022 by: (i) each director (two of whom are the nominees for election to the Board, and one of whom is not standing for re-election); (ii) each of our named executive officers; (iii) all currently serving executive officers and directors as a group; and (iv) all those known by us to be beneficial owners of more than five percent of our common stock. Except as otherwise noted below, the address for persons listed in the tables is c/o Guardant Health, Inc., 505 Penobscot Dr., Redwood City, California 94063.

Unless otherwise indicated in the footnotes to the table and subject to community property laws and the rights of spouses under revocable living trusts where applicable, we believe that each stockholder named in the table has sole voting and investment power with regard to the shares indicated as being beneficially owned. There were 101,919,898 shares of common stock outstanding on April 18, 2022.

Name of Beneficial Owner	Total Shares Beneficially Owned**	Percentage of Shares Beneficially Owned**
5% Stockholders:
Entities affiliated with Morgan Stanley (1)	11,189,613	11.0%
FMR LLC (2)	10,758,882	10.6%
The Vanguard Group, Inc. (3)	8,762,086	8.6%
Capital Research Global Investors (4)	7,927,702	7.8%
Viking Global Investors LP (5)	5,122,495	5.0%
Named Executive Officers and Directors:
Helmy Eltoukhy, Ph.D. (6)	3,033,573	3.0%
AmirAli Talasaz, Ph.D. (7)	2,892,304	2.8%
Michael Bell (8)	11,987	*
Craig Eagle, M.D. (9)	12,391	*
Christopher Freeman (10)	15,450	*
John Saia (11)	18,429	*
Ian Clark (12)	8,664	*
Bahija Jallal, Ph.D. (13)	29,275	*
Samir Kaul (14)	21,036	*
Stanley Meresman (15)	25,962	*
Meghan Joyce	0	*
Vijaya Gadde (16)	11,514	*
Myrtle Potter	0	*
All directors and executive officers as a group (13 persons) (17)	6,080,585	5.9%

*	Represents beneficial ownership of less than one percent.

**

Includes shares which the individuals shown have the right to acquire upon exercise of stock options or the vesting of restricted stock units that are vested or vest within 60 days following April 18, 2022. Such shares are deemed to be outstanding in calculating the percentage ownership of such individual (and the group) but are not deemed to be outstanding as to any other person.

(1)

Based solely on information contained in a Schedule 13G filed with the SEC on February 10, 2022, reporting ownership as of December 31, 2021, consists of: (i) 5,714,358 shares of common stock held of record by Morgan Stanley, of which Morgan Stanley reported that it had shared voting power with respect to 5,341,488 shares and had shared dispositive power with respect to 5,714,358 shares; and (ii) 5,475,255 shares of common stock held of record by Morgan Stanley Investment Management Inc., of which Morgan Stanley Investment Management Inc. reported that it had shared voting power with respect to 5,102,458 shares and had shared dispositive power with respect to 5,475,255 shares. The address of Morgan Stanley is 1585 Broadway New York, NY 10036 and the address of Morgan Stanley Investment Management Inc. is 522 5th Avenue 6th Floor New York, New York 10036.

(2)

Based solely on information contained in a Schedule 13G/A filed with the SEC on February 10, 2022 by FMR LLC, reporting ownership as of December 31, 2021. FMR LLC reported sole voting power as to 1,801,291 shares and sole dispositive power as to 10,758,882 shares. Abigail P. Johnson is a Director, the Chairman and the Chief Executive Officer of FMR LLC. Members of the Johnson family, including Abigail P. Johnson, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC. Neither FMR LLC nor Abigail P. Johnson has the sole power to vote or direct the voting of the shares owned directly by the various investment companies registered under the Investment Company Act (“Fidelity Funds”) advised by Fidelity Management & Research Company LLC (“FMR Co. LLC”), a wholly owned subsidiary of FMR LLC, which power resides with the Fidelity Funds’ Boards of Trustees. FMR Co. LLC carries out the voting of the shares under written guidelines established by the Fidelity Funds’ Boards of Trustees. The address of FMR LLC is 245 Summer Street, Boston, Massachusetts 02210.

(3)

Based solely on information contained in a Schedule 13G/A filed with the SEC on February 10, 2022 by The Vanguard Group, reporting ownership as of December 31, 2021. The Vanguard Group reported shared voting power over 54,568 shares, sole dispositive power as to 8,625,542 shares, and shared dispositive power as to 136,544 shares. The address of The Vanguard Group is 100 Vanguard Blvd., Malvern, Pennsylvania 19355.

(4)

Based solely on information contained in a Schedule 13G filed with the SEC on February 11, 2022 by Capital Research Global Investors, reporting ownership as of December 31, 2021. Capital Research Global Investors reported sole voting power as to 7,927,702 shares and sole dispositive power as to 7,927,702 shares. The address of Capital Research Global Investors is 333 South Hope Street, 55th Fl, Los Angeles, California 90071.

(5)

Based solely on information contained in a Schedule 13G filed with the SEC on January 18, 2022 by Viking Global Investors LP (“VGI”). Consists of (i) 68,620 shares held by Viking Global Equities II LP (“VGEII”), (ii) 3,362,389 shares held by Viking Global Equities Master Ltd. (“VGEM”), (iii) 1,279,765 shares held by Viking Long Fund Master Ltd. (“VLFM”) and (iv) 411,721 shares held by Viking Global Opportunities Liquid Portfolio Sub-Master LP (“VGOL” and together with VGP, VGEII and VGEM, the “Viking Global Entities”). Viking Global Performance LLC

(“VGP”), as the general partner of VGEII, has the authority to dispose of and vote the shares directly owned by VGEII. VGP serves as investment manager to VGEM and has the authority to dispose of and vote the shares directly owned by VGEM. VGEII has the authority to dispose of and vote the shares directly owned by it, which power may be exercised by its general partner, VGP, and by VGI, an affiliate of VGP, which provides managerial services to VGEII. VGEM has the authority to dispose of and vote the shares directly owned by it, which power may be exercised by its investment manager, VGP, and by VGI, an affiliate of VGP, which provides managerial services to VGEM. Viking Long Fund GP LLC (“VLFGP”) serves as the investment manager of VLFM and has the authority to dispose of and vote the shares directly owned by VLFM. VLFM has the authority to dispose of and vote the shares directly owned by it, which power may be exercised by its investment manager, VLFGP, and by VGI, an affiliate of VLFGP, which provides managerial services to VLFM. VGOL has the authority to dispose of and vote the shares directly owned by it, which power may be exercised by its general partner, Viking Global Opportunities Portfolio GP LLC (“Opportunities Portfolio GP”), and by VGI, an affiliate of Opportunities Portfolio GP, which provides managerial services to VGOL. O. Andreas Halvorsen, David C. Ott and Rose S. Shabet, as Executive Committee members of Viking Global Partners LLC (the general partner of VGI), VGP, VLFGP and Opportunities Portfolio GP, have shared power to direct the voting and disposition of investments beneficially owned by VGI, VGP, VLFGP and Opportunities Portfolio GP. The address of each of the Viking Global Entities is 55 Railroad Avenue, Greenwich, Connecticut 06830.

(6)

Includes 1,956,186 shares of common stock held by Helmy Eltoukhy and 711,612 shares of common stock that can be acquired upon the exercise of options that will be vested within 60 days of April 18, 2022. Also includes 365,775 shares held by Eltoukhy Investments, L.P., as to which Dr. Eltoukhy and his spouse have shared voting and dispositive power.

(7)

Includes 1,853,845 shares of common stock held by AmirAli Talasaz and 567,659 shares of common stock that can be acquired upon the exercise of options that will be vested within 60 days of April 18, 2022. Also includes 470,800 shares of common stock held by Talasaz Investments, L.P., as to which Dr. Talasaz and his spouse have shared voting and dispositive power.

(8)

Includes 2,062 shares of common stock held by Michael Bell and 9,925 shares of common stock that can be acquired upon the exercise of options, and 0 restricted stock units, that will be vested within 60 days of April 18, 2022.

(9)

Includes 0 shares of common stock held by Craig Eagle and 8,674 shares of common stock that can be acquired upon the exercise of options, and 3,717 restricted stock units, that will be vested within 60 days of April 18, 2022.

(10)

Includes 0 shares of common stock held by Christopher Freeman and 10,571 shares of common stock that can be acquired upon the exercise of options, and 4,879 restricted stock units, that will be vested within 60 days of April 18, 2022.

(11)

Includes 4,466 shares of common stock held by John Saia and 13,963 shares of common stock that can be acquired upon the exercise of options, and 0 restricted stock units, that will be vested within 60 days of April 18, 2022.

(12)

Includes 0 shares of common stock held by Ian Clark and 6,466 shares of common stock that can be acquired upon the exercise of options, and 2,198 restricted stock units, that will be vested within 60 days of April 18, 2022.

(13)

Includes 14,960 shares of common stock held by Bahija Jallal and 12,501 shares of common stock that can be acquired upon the exercise of options, and 1,814 restricted stock units, that will be vested within 60 days of April 18, 2022.

(14)

Includes 4,049 shares of common stock held by Samir Kaul, 10,230 shares of common stock that can be acquired upon the exercise of options, and 1,814 restricted stock units, that will be vested within 60 days of April 18, 2022. Also includes 4,943 shares held by a trust for the benefit of Samir Kaul and his family.

(15)

Includes 4,049 shares of common stock held by Stanley Meresman and 20,299 shares of common stock that can be acquired upon the exercise of options, and 1,814 restricted stock units, that will be vested within 60 days of April 18, 2022.

(16)

Includes 2,155 shares of common stock held by Vijaya Gadde, and 7,251 shares of common stock that can be acquired upon the exercise of options, and 2,108 restricted stock units, that will be vested within 60 days of April 18, 2022.

(17)

Includes an aggregate of 3,841,772 shares of common stock that are directly held and 1,378,951 shares of common stock that can be acquired upon the exercise of options, and 18,344 restricted stock units, that will be vested within 60 days of April 18, 2022. Also includes 841,518 shares held by trusts for the benefit of some of our executive officers and board members.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth the equity awards outstanding as of December 31, 2021 regarding compensation plans under which our equity securities are authorized for issuance:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants & Rights	Weighted-Average Exercise Price of Outstanding Options	Number of Shares Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Shares Reflected in the First Column)
Equity compensation plans approved by security holders (1)	6,758,887 (2)	$29.17 (2)	6,657,888 (3)
Equity compensation plan not approved by security holders	—	—	—

Total	6,758,887	$29.17	6,657,888

(1)	Consists of the Amended and Restated 2012 Plan (the “2012 Plan”), the 2018 Plan and the 2018 Employee Stock Purchase Plan (the “ESPP”). We are no longer permitted to grant awards under the 2012 Plan.

(2)

Represents 1,498,553 outstanding RSUs, 2,260,764 outstanding Founders’ 2020 Performance Awards, which are market-based RSUs, 374,596 outstanding performance-based RSUs granted at target, and 2,624,974 outstanding options and the weighted average exercise price of such outstanding options. Excludes shares subject to purchase under our ESPP offerings outstanding on December 31, 2021.

(3)

Includes 5,231,624 shares available for issuance under the 2018 Plan and 1,426,264 shares reserved for issuance under the ESPP as of December 31, 2021. Assumes that the outstanding performance based RSUs are earned at target.

An aggregate of 3,658,602 shares of our common stock was initially available for issuance under awards granted pursuant to the 2018 Plan. In addition, the number of shares available for issuance under the 2018 Plan may be increased on January 1 of each calendar year beginning in 2019 and ending in 2028 by an amount equal to the least of (i) 3,689,000 shares, (ii) four percent of the shares of common stock outstanding (on an as-converted basis) on the final day of the immediately preceding calendar year, assuming the conversion of any shares of preferred stock, but excluding shares issuable upon the exercise or payment of stock options, warrants or other equity securities with respect to which shares have not actually been issued, and (iii) such smaller number of shares as determined by our Board. Effective as of January 1, 2022, the number of shares available for issuance under the 2018 Plan was increased by 3,689,000 shares, which is not reflected in the table above.

A total of 922,250 shares of our common stock are initially reserved for issuance under our ESPP. In addition to the foregoing, on the first day of each calendar year beginning on January 1, 2019 and ending on and including January 1, 2028, the number of shares of our common stock available for issuance under the ESPP may be increased by the least of (i) 1,106,700 shares, (ii) 1% of the shares outstanding (on an as-converted basis) on the last day of the immediately preceding calendar year, assuming the conversion of any shares of preferred stock, but excluding shares issuable upon the exercise or payment of stock options, warrants or other equity securities with respect to which shares have not actually been issued, and (iii) such smaller number of shares as determined by our Board. For 2022, the Board waived the automatic annual increase to the shares available for issuance under our ESPP. The maximum number of shares subject to purchase under our ESPP offerings outstanding on December 31, 2021 is 1,426,264, the purchase covering these offerings will be on May 15, 2022 and November 15, 2022.

OTHER MATTERS

Stockholder Proposals and Nominations

Stockholders who intend to have a proposal considered for inclusion in our proxy materials for presentation at our 2023 Annual Meeting of Stockholders pursuant to Rule 14a-8 under the Exchange Act must submit the proposal to our Secretary at our offices at 505 Penobscot Dr., Redwood City, California 94063 not later than December 29, 2022.

Stockholders intending to present a proposal at the 2023 Annual Meeting of Stockholders, but not to include the proposal in our proxy statement, or to nominate a person for election as a director, must comply with the requirements set forth in our Bylaws. Our Bylaws require, among other things, that our Secretary receive written notice from the stockholder of record of their intent to present such proposal or nomination not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting. Therefore, we must receive notice of such a proposal or nomination for the 2023 Annual Meeting of Stockholders no earlier than the close of business on February 15, 2023 and no later than the close of business on March 17, 2023. The notice must contain the information required by the Bylaws, a copy of which is available upon request to our Secretary. In the event that the date of the 2023 Annual Meeting of Stockholders is more than 30 days before or more than 60 days after June 15, 2023, then our Secretary must receive such written notice not earlier than the close of business on the 120th day prior to the 2023 Annual Meeting and not later than the close of business on the 90th day prior to the 2023 Annual Meeting or, if later, the 10th day following the day on which public disclosure of the date of such annual meeting is first made by us. SEC rules permit management to vote proxies in its discretion in certain cases if the stockholder does not comply with this deadline and, in certain other cases notwithstanding the stockholder’s compliance with this deadline. In addition to satisfying the foregoing requirements under the company’s bylaws, to comply with the universal proxy rules (once they become effective), stockholders who intend to solicit proxies in support of director nominees other than the company’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than April 16, 2023.

We reserve the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these or other applicable requirements. We intend to file a Proxy Statement and WHITE proxy card with the SEC in connection with its solicitation of proxies for our 2023 Annual Stockholders’ Meeting. Stockholders may obtain our Proxy Statement (and any amendments and supplements thereto) and other documents as and when filed by the Company with the SEC without charge from the SEC’s website at: www.sec.gov.

Householding of Proxy Materials

The SEC has adopted rules that permit companies and intermediaries (such as banks and brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of banks and brokers with account holders who are our stockholders will be householding our proxy materials. A single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your bank or broker that it will be householding communications to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement and annual report, please notify your bank or broker. Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request householding of their communications should contact their bank or broker.

No Incorporation by Reference

To the extent that this proxy statement is incorporated by reference into any other filing by us under the Securities Act or the Exchange Act, the sections of this proxy statement entitled “Audit Committee Report” and “Compensation Committee Report,” to the extent permitted by the rules of the SEC, will not be deemed incorporated, unless specifically provided otherwise in such filing. In addition, references to our website are not intended to function as a hyperlink and the information contained on our website is not intended to be part of this proxy statement. Information on our website, other than our proxy statement, Notice of Annual Meeting of Stockholders and form of proxy, is not part of the proxy soliciting material and is not incorporated herein by reference.

Forward-Looking Statements

Forward-looking statements are subject to risks and uncertainties that could cause our actual results to differ materially from those projected. These risks and uncertainties include, but are not limited to, the risks described in our Annual Report on Form 10-K for the year ended December 31, 2021 and available at www.sec.gov. The words “may,” “will,” “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “aim,” “seek,” “should,” “likely,” and similar expressions as they relate to us or our management are intended to identify these forward-looking statements. All statements by us regarding our expected financial position, revenues, cash flows and other operating results, business strategy and similar matters are forward-looking statements. Our expectations expressed or implied in these forward-looking statements may not turn out to be correct. Forward-looking statements should be evaluated together with the many uncertainties that affect our business, particularly those mentioned in the risk factors in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2021 and in our periodic reports on Form 10-Q and our current reports on Form 8-K. Any forward-looking statement speaks only as of the date as of which such statement is made, and, except as required by law, we undertake no obligation to update any forward-looking statement to reflect events or circumstances, including unanticipated events, after the date as of which such statement was made.

Other Matters

As of the date of this proxy statement, the Board knows of no business, other than that described in this proxy statement, that will be presented for consideration at the Annual Meeting. If any other business comes before the Annual Meeting or any adjournment or postponement thereof, proxy holders may vote their respective proxies at their discretion.

By Order of the Board of Directors of Guardant Health, Inc.,

John Saia

Senior Vice President, General Counsel and Corporate Secretary

Redwood City, California,

April 28, 2022

Appendix A

Director Qualification Standards and Additional Selection Criteria

Director Qualification Standards:

The Nominating and Corporate Governance Committee, in recommending director candidates for election to the Board, and the Board, in nominating director candidates, will consider candidates who have a high level of personal and professional integrity, strong ethics and values and the ability to make mature business judgments.

Additional Selection Criteria:

In evaluating director candidates, the Nominating and Corporate Governance Committee and the Board may also consider the following criteria as well as any other factor that they deem to be relevant:

A.	the candidate’s experience in corporate management, such as serving as an officer or former officer of a publicly held company;

B.	the candidate’s experience as a board member of another publicly held company;

C.	the candidate’s professional and academic experience relevant to the Company’s industry;

D.	the strength of the candidate’s leadership skills;

E.	the candidate’s experience in finance and accounting and / or executive compensation practices;

F.	whether the candidate has the time required for preparation, participation and attendance at Board meetings and committee meetings, if applicable; and

G.

the candidate’s diversity of background and perspective, including, but not limited to, with respect to age, gender, race, place of residence and specialized experience, and in light of applicable diversity requirements (under applicable state law or otherwise).

In addition, the Board will consider whether there are potential conflicts of interest with the candidate’s other personal and professional pursuits.

The Board should monitor the mix of specific experience, qualifications and skills of its directors in order to assure that the Board, as a whole, has the necessary tools to perform its oversight function effectively in light of the Company’s business and structure.

A-1

Appendix B

Reconciliation of Non-GAAP Information

We believe that the exclusion of certain income and expenses in calculating these non-GAAP financial measures can provide a useful measure for investors when comparing our period-to-period core operating results, and when comparing those same results to that published by our peers. We exclude certain other items because we believe that these income (expenses) do not reflect expected future operating expenses. Additionally, certain items are inconsistent in amounts and frequency, making it difficult to perform a meaningful evaluation of our current or past operating performance. We use these non-GAAP financial measures to evaluate ongoing operations, for internal planning and forecasting purposes, and to manage our business.

These non-GAAP financial measures are not intended to be considered in isolation from, as substitute for, or as superior to, the corresponding financial measures prepared in accordance with GAAP. There are limitations inherent in non-GAAP financial measures because they exclude charges and credits that are required to be included in a GAAP presentation, and do not present the full measure of our recorded costs against its revenue. In addition, our definition of the non-GAAP financial measures may differ from non-GAAP measures used by other companies.

Reconciliation of Selected GAAP Measures to Non-GAAP Measures

(unaudited)

(in thousands)

	Twelve Months Ended December 31,
	2021	2020
GAAP loss from operations	$(411,001)	$(254,950)
Amortization of intangible assets	1,948	1,755
Stock-based compensation expense and related employer payroll tax payments	154,860	144,905
Change in fair value of contingent consideration	2,380	(120)
Acquisition related expenses	—	9,707

Non-GAAP loss from operations	$(251,813)	$(98,703)

GAAP net loss	$(384,770)	$(246,283)
Amortization of intangible assets	1,948	1,755
Stock-based compensation expense and related employer payroll tax payments	154,860	144,905
Change in fair value of contingent consideration	2,380	(120)
Acquisition related expenses	—	9,707
Non-recurring other income	(26,100)	(1,000)

Non-GAAP net loss	$(251,682)	$(91,036)

B-1

	Twelve Months Ended December 31,
	2021	2020
GAAP net loss attributable to Guardant Health, Inc. common stockholders	$(405,670)	$(253,783)
Amortization of intangible assets	1,948	1,755
Stock-based compensation expense and related employer payroll tax payments	154,860	144,905
Change in fair value of contingent consideration	2,380	(120)
Acquisition related expenses	—	9,707
Non-recurring other income	(26,100)	(1,000)
Adjustments relating to redeemable non-controlling interest	20,900	7,500

Non-GAAP net loss attributable to Guardant Health, Inc. common stockholders	$(251,682)	$(91,036)

GAAP net loss per share attributable to Guardant Health, Inc., common stockholders, basic and diluted	$(4.00)	$(2.60)
Non-GAAP net loss per share attributable to Guardant Health, Inc., common stockholders, basic and diluted	$(2.48)	$(0.93)
Weighted-average shares used in computing GAAP and Non-GAAP net loss per share, basic and diluted	101,314	97,504

Reconciliation of GAAP Net Loss Attributable to Guardant Health, Inc. Common Stockholders to Adjusted EBITDA

(unaudited)

(in thousands)

	Twelve Months Ended December 31,
	2021	2020
GAAP net loss attributable to Guardant Health, Inc. common stockholders	$(405,670)	$(253,783)
Interest income	(3,930)	(10,171)
Interest expense	2,577	4,766
Other (income) expense, net	(25,178)	(3,641)
Provision for income taxes	300	379
Depreciation and amortization	22,271	16,065
Stock-based compensation expense and related employer payroll tax payments	154,860	144,905
Change in fair value of contingent consideration	2,380	(120)
Acquisition related expenses	—	9,707
Adjustments relating to redeemable non-controlling interest	20,900	7,500

Adjusted EBITDA	$(231,490)	$(84,393)

B-2

GUARDANT™ GUARDANT HEALTH, INC. 505 PENOBSCOT DRIVE REDWOOD CITY, CA 94063 SCAN TO VIEW MATERIALS & VOTE VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. Eastern Time on June 14, 2022. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting - Go to www.virtualshareholdermeeting.com/GH2022 You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. Eastern Time on June 14, 2022. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. The Board of Directors recommends you vote FOR the following: 1. Election of Class I Directors Nominees For Withhold 1a. Vijaya Gadde 0 0 1b. Myrtle Potter 0 0 The Board of Directors recommends you vote FOR proposals 2 and 3. For Against Abstain 2. Ratification of the appointment of Ernst & Young LLP as Guardant Health, Inc.’s independent registered public 0 0 0 accounting firm for the year ending December 31, 2022. 3. Non-binding advisory vote to approve Guardant Health, Inc.’s named executive officer compensation. 0 0 0 NOTE: Such other business as may properly come before the meeting or any adjournment thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. 0000559048_1 R1.0.0.24 Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com Guardant Health, Inc. Annual Meeting of Stockholders June 15, 2022 09:30 AM This proxy is solicited by the Board of Directors The stockholder hereby appoints Helmy Eltoukhy, AmirAli Talasaz and John Saia, or any of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of Guardant Health, Inc. that the stockholder is entitled to vote at the Annual Meeting of Stockholders to be held at 9:30 AM, Pacific Time on June 15, 2022, virtually at www.virtualshareholdermeeting.com/GH2022, or at any continuation, postponement or adjournment thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations. 0000559048_2 R1.0.0.24 Continued and to be signed on reverse side